                                                        EXHIBIT 10(a)

                                    EXECUTION






-------------------------------------------------------------------------------




                                  LOAN AGREEMENT


                            Dated as of  June 30, 1999


                                      among


                          DETROIT ENTERTAINMENT, L.L.C.


The Lenders, Documentation Agent, Senior Managing Agent and Co-Agent Herein
Named


                                       and


         BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                         as Administrative Agent


                    BANC OF AMERICA SECURITIES, L.L.C.,

                  Lead Arranger and Sole Book Manager

-------------------------------------------------------------------------------

                                          TABLE OF CONTENTS

                                                                           Page

Article 1
     DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . 1
     1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2  Use of Defined Terms . . . . . . . . . . . . . . . . . . . . . . . 29
     1.3  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . 29
     1.4  Rounding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     1.5  Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . 30
     1.6  References to "Borrower and its Subsidiaries"  . . . . . . . . . . 30
     1.7  Miscellaneous Terms  . . . . . . . . . . . . . . . . . . . . . . . 30

Article 2
     LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     2.1  Loans-General . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     2.2  Base Rate Loans . . . . . . . . . . . . . . . . . . . . . . . . .. 32
     2.3  Eurodollar Rate Loans . . . . . . . . . . . . . . . . . . . . . .. 32
     2.4  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . .. 33
     2.5  Voluntary Reduction of Commitment . . . . . . . . . . . . . . . .. 36
     2.6  Scheduled Reductions of Commitment. . . . . . . . . . . . . . . .. 36
     2.7  Optional Termination of Commitment. . . . . . . . . . . . . . . .. 37
     2.8  Mandatory Termination of Commitment . . . . . . . . . . . . . . .. 37
     2.9  Administrative Agent's Right to Assume Funds Available for
           Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

Article 3
     PAYMENTS AND FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     3.1  Principal and Interest. . . . . . . . . . . . . . . . . . . . . .  38
     3.2  Arrangement Fee . . . . . . . . . . . . . . . . . . . . . . . . .  39
     3.3  Upfront Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .. 39
     3.4  Commitment Fees . . . . . . . . . . . . . . . . . . . . . . . . .. 39
     3.5  Letter of Credit Fees . . . . . . . . . . . . . . . . . . . . . .. 39
     3.6  Agency Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .. 40
     3.7  Increased Commitment Costs. . . . . . . . . . . . . . . . . . . .. 40
     3.8  Eurodollar Costs and Related Matters. . . . . . . . . . . . . . .. 40
     3.9  Late Payments . . . . . . . . . . . . . . . . . . . . . . . . . .. 44
     3.10  Computation of Interest and Fees . . . . . . . . . . . . . . . .. 44
     3.11  Non-Business Days. . . . . . . . . . . . . . . . . . . . . . . .. 44
     3.12  Manner and Treatment of Payments . . . . . . . . . . . . . . . .. 44
     3.13  Funding Sources. . . . . . . . . . . . . . . . . . . . . . . . .. 45
     3.14  Failure to Charge Not Subsequent Waiver. . . . . . . . . . . . .. 45
     3.15  Administrative Agent's Right to Assume Payments Will be Made by
           Borrower. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     3.16  Fee Determination Detail . . . . . . . . . . . . . . . . . . . .. 46
     3.17  Survivability. . . . . . . . . . . . . . . . . . . . . . . . . .  46

Article 4
     REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . ..47
     4.1  Existence and Qualification; Power; Compliance With Laws. . . . .  47

     4.2  Authority; Compliance With Other Agreements and Instruments and
           Government Regulations. . . . . . . . . . . . . . . . . . . . . . 47
     4.3  No Governmental Approvals Required. . . . . . . . . . . . . . . .  48
     4.4  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     4.5  Company Financials; Borrower's Financial Status . . . . . . . . .  48
     4.6  No Other Liabilities. . . . . . . . . . . . . . . . . . . . . . .  48
     4.7  Title to Property . . . . . . . . . . . . . . . . . . . . . . . .  48
     4.8  Intangible Assets . . . . . . . . . . . . . . . . . . . . . . . .  48
     4.9  Public Utility Holding Company Act. . . . . . . . . . . . . . . .  49
     4.10  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     4.11  Binding Obligations. . . . . . . . . . . . . . . . . . . . . . .  49
     4.12  No Default . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     4.13  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 49
     4.14  Regulations T, U and X; Investment Company Act . . . . . . . . .. 50
     4.15  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .. 50
     4.16  Tax Liability. . . . . . . . . . . . . . . . . . . . . . . . . .. 50
     4.17  Projections. . . . . . . . . . . . . . . . . . . . . . . . . . .. 50
     4.18  Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . .. 51
     4.19  Gaming Laws. . . . . . . . . . . . . . . . . . . . . . . . . . .. 51
     4.20  Excluded Property. . . . . . . . . . . . . . . . . . . . . . . .. 51

Article 5
     AFFIRMATIVE COVENANTS
     (OTHER THAN INFORMATION AND
     REPORTING REQUIREMENTS) . . . . . . . . . . . . . . . . . . . . . . . . 52
     5.1  Payment of Taxes and Other Potential Liens. . . . . . . . . . . . .52
     5.2  Preservation of Existence . . . . . . . . . . . . . . . . . . . .. 52
     5.3  Maintenance of Properties . . . . . . . . . . . . . . . . . . . .. 52
     5.4  Maintenance of Insurance. . . . . . . . . . . . . . . . . . . . .. 52
     5.5  Compliance With Laws. . . . . . . . . . . . . . . . . . . . . . .. 53
     5.6  Inspection Rights . . . . . . . . . . . . . . . . . . . . . . . .. 53
     5.7  Keeping of Records and Books of Account . . . . . . . . . . . . .. 53
     5.8  Compliance With Agreements. . . . . . . . . . . . . . . . . . . .. 53
     5.9  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .. 53
     5.10  Hazardous Materials Laws . . . . . . . . . . . . . . . . . . . .. 53
     5.12  Additional Collateral; the Temporary Project . . . . . . . . . .. 54
     5.13  Completion Certificates. . . . . . . . . . . . . . . . . . . . .. 55
     5.14  Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     5.15  Title Insurance Documents. . . . . . . . . . . . . . . . . . . .  56

Article 6
     NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     6.1  Payment of Subordinated Debt. . . . . . . . . . . . . . . . . .. . 57
     6.2  Disposition of Property . . . . . . . . . . . . . . . . . . . .. . 57
     6.3  Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . 57
     6.4  Hostile Tender Offers . . . . . . . . . . . . . . . . . . . . .. . 58
     6.5  Distributions . . . . . . . . . . . . . . . . . . . . . . . . .. . 58
     6.6  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . 59
     6.7  Change in Nature of Business. . . . . . . . . . . . . . . . . .. . 59
     6.8  Liens, Negative Pledges, Sale Leasebacks and Rights of Others .. . 59
     6.9  Indebtedness and Contingent Guaranties. . . . . . . . . . . . .. . 60

     6.10  Capital Expenditures . . . . . . . . . . . . . . . . . . . . .. . 60
     6.11  Acquisitions and Investments . . . . . . . . . . . . . . . . .. . 61
     6.12  Maximum Total Debt Ratio . . . . . . . . . . . . . . . . . . .. . 61
     6.13  Minimum Fixed Charge Coverage Ratio. . . . . . . . . . . . . .. . 62
     6.14  Transactions with Affiliates . . . . . . . . . . . . . . . . .. . 62
     6.15  Amendments to Material Documents; Plans and Budget . . . . . .  . 62

Article 7
     INFORMATION AND REPORTING REQUIREMENTS. . . . . . . . . . . . . . . ... 63
     7.1  Financial and Business Information. . . . . . . . . . . . . . . .. 63
     7.2  Compliance Certificates . . . . . . . . . . . . . . . . . . . . .. 66

Article 8
     CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     8.1  Initial Advances, Etc.. . . . . . . . . . . . . . . . . . . . . .. 67
     8.2  Any Increasing Advance, Etc.. . . . . . . . . . . . . . . . . . .. 69
     8.3  Any Advance . . . . . . . . . . . . . . . . . . . . . . . . . . .. 70

Article 9
     EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT. . . . . . . . . . 71
     9.1  Events of Default . . . . . . . . . . . . . . . . . . . . . . . .. 71
     9.2  Remedies Upon Event of Default. . . . . . . . . . . . . . . . . .. 74

Article 10
     THE ADMINISTRATIVE AGENT . . . . . . . . . . . . . . . . . . . . . . .. 77
     10.1  Appointment and Authorization. . . . . . . . . . . . . . . . . .. 77
     10.2  Administrative Agent and Affiliates. . . . . . . . . . . . . . .. 77
     10.3  Proportionate Interest in any Collateral . . . . . . . . . . . .. 77
     10.4  Lenders' Credit Decisions. . . . . . . . . . . . . . . . . . . .. 77
     10.5  Action by Administrative Agent . . . . . . . . . . . . . . . . .. 78
     10.6  Liability of Administrative Agent. . . . . . . . . . . . . . . .. 79
     10.7  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .. 80
     10.8  Successor Administrative Agent . . . . . . . . . . . . . . . . .. 80
     10.9  No Obligations of Borrower . . . . . . . . . . . . . . . . . . .. 81

Article 11
     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 82
     11.1  Cumulative Remedies; No Waiver . . . . . . . . . . . . . . . . .. 82
     11.2  Amendments; Consents . . . . . . . . . . . . . . . . . . . . . .. 82
     11.3  Costs, Expenses and Taxes. . . . . . . . . . . . . . . . . . . .. 83
     11.4  Nature of Lenders' Obligations . . . . . . . . . . . . . . . . .. 84
     11.5  Survival of Representations and Warranties . . . . . . . . . . .. 84
     11.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 84
     11.7  Execution of Loan Documents. . . . . . . . . . . . . . . . . . .. 85
     11.8  Binding Effect; Assignment . . . . . . . . . . . . . . . . . . .. 85
     11.9  Right of Setoff. . . . . . . . . . . . . . . . . . . . . . . . .. 88
     11.10  Sharing of Setoffs. . . . . . . . . . . . . . . . . . . . . . .. 88

     11.11  Indemnity by Borrower . . . . . . . . . . . . . . . . . . . . .. 89
     11.12  Nonliability of the Lenders . . . . . . . . . . . . . . . . . .. 90
     11.13  No Third Parties Benefitted . . . . . . . . . . . . . . . . . .. 91
     11.14  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .. 91
     11.15  Removal of a Lender . . . . . . . . . . . . . . . . . . . . . .. 92
     11.16  Further Assurances. . . . . . . . . . . . . . . . . . . . . . .. 92
     11.17  Integration . . . . . . . . . . . . . . . . . . . . . . . . . .. 92
     11.18  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .. 93
     11.19  Severability of Provisions. . . . . . . . . . . . . . . . . . .. 93
     11.20  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .. 93
     11.21  Time of the Essence . . . . . . . . . . . . . . . . . . . . . .. 93
     11.22  Foreign Lenders and Participants. . . . . . . . . . . . . . . .  93
     11.23  Hazardous Material Indemnity. . . . . . . . . . . . . . . . . .  94
     11.24  Gaming Boards . . . . . . . . . . . . . . . . . . . . . . . . .. 94
     11.25  Release and Reinstatement of the Company Guaranty . . . . . . .. 94
     11.26  Waiver of Right to Trial by Jury. . . . . . . . . . . . . . . .. 96
     11.27  Purported Oral Amendments . . . . . . . . . . . . . . . . . . .. 96

EXHIBITS

A - Assignment Agreement
B - Compliance Certificate
C - Lease Indemnity
D - Form of Mortgage
E - Mortgagee Waiver
F - Note
G - Request for Letter of Credit
H - Request for Loan
I - Subordination Agreement


SCHEDULES

1.1        Pro Rata Shares
4.3        Governmental Approvals
4.10             Litigation

                         LOAN AGREEMENT

                   Dated as of June 30, 1999

     This LOAN AGREEMENT ("Agreement") is entered into among Detroit Entertainment L.L.C., a Michigan limited liability company ("Borrower"), Bank of America National Trust and Savings Association and each lender whose name is set forth on the signature pages of this Agreement and each other lender which may hereafter become a party to this Agreement pursuant to Section 11.8 (collectively, the "Lenders" and individually, a "Lender"), Comerica Bank, as Documentation Agent, Societe Generale, as Senior Managing Agent, The First National Bank of Chicago as Co-Agent, and Bank of America National Trust and Savings Association, as Issuing Lender and Administrative Agent.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:


                          Article 1
               DEFINITIONS AND ACCOUNTING TERMS


     1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

          "ACQUISITION" means any transaction, or any series of related transactions, by which Borrower or its Restricted Subsidiaries directly or indirectly (i) acquire any going business or all or substantially all of the assets of any Person, or any division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquire (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquire control of a 50% or more ownership interest in any partnership, joint venture, limited liability company or any other Person.

          "ADMINISTRATIVE AGENT" means Bank of America, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

          "ADMINISTRATIVE AGENT'S OFFICE" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

          "ADVANCE" means any advance made or to be made by any Lender to Borrower in accordance with its Pro Rata Share as provided in Article 2, and INCLUDES each Base Rate Advance and each Eurodollar Rate Advance.

          "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); PROVIDED that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation or other Person.

          "AGGREGATE EFFECTIVE AMOUNT" means, as of any date of determination and with respect to all Letters of Credit then outstanding, the SUM of (a) the aggregate undrawn face amounts of all such Letters of Credit, PLUS (b) the aggregate amounts paid by the Issuing Lender under any Letters of Credit for which the Issuing Lender has not been reimbursed and which are not the subject of Advances made pursuant to Section 2.4(e).

          "AGREEMENT" means this Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

          "ASSIGNMENT AGREEMENT" means an Assignment Agreement substantially in the form of Exhibit A.

          "AVERAGE TOTAL DEBT" means, as of the last day of each Fiscal Quarter, the average principal amount of the Total Debt outstanding on the last day of the three constituent calendar months during such Fiscal Quarter.

          "BANK OF AMERICA" means Bank of America National Trust and Savings Association, its successors and assigns.

     "BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday or
     Friday, OTHER THAN a day on which banks are authorized or required to be closed in Michigan, California or New York.

          "BASE RATE" means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the HIGHER OF (a) the Reference Rate in effect on such date (calculated on the basis of a year of 365 or 366 days and the actual number of days elapsed) and (b) the Federal Funds Rate in effect on such date (calculated on the basis of a year of 360 days and the actual number of days elapsed) PLUS 1/2 of 1% (50 basis points).

          "BASE RATE ADVANCE" and "BASE RATE LOAN" mean, respectively, an Advance or a Loan made hereunder and specified to be a Base Rate Advance or Loan in accordance with Article 2.

          "BASE RATE MARGIN" means, (a) as of each date of determination when the Company Guaranty is in effect (including during any period of reinstatement), the interest rate margin set forth below (expressed in basis points) opposite the Company Rating Level then in effect:



             COMPANY RATING LEVEL               BASE RATE MARGIN
             --------------------               ----------------
                 I, II or III                         0.00
                 IV                                  12.50
                 V                                   62.50;


     and (b) as of each date of determination when the Company Guaranty is not in effect, 0%.

          "BORROWER" means Detroit Entertainment L.L.C., a Michigan limited liability company, and its permitted successors and assigns.

          "CAPITAL EXPENDITURE" means any expenditure that is considered a capital expenditure under Generally Accepted Accounting Principles, INCLUDING any amount which is required to be treated as an asset subject to a Capital Lease Obligation.

          "CAPITAL LEASE OBLIGATIONS" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

          "CASH" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

          "CASH EQUIVALENTS" means, when used in connection with any Person, that Person's Investments in:

               (a) Government Securities due within one year after the date of the making of the Investment;

               (b) readily marketable direct obligations of any State of the United States of America given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by S&P, in each case due within one year from the making of the Investment;

               (c) certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any bank incorporated under the Laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

               (d) certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000 in each case due within one year after the date of the making of the Investment;

               (e) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934 having on the date of the Investment capital of at least $100,000,000, due within 30 days after the date of the making of the Investment; PROVIDED that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a "primary dealer" in such Government Securities on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

               (f) readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clauses (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody's or A-1 by S&P, in each case due within 90 days after the date of the making of the Investment;

               (g) "money market preferred stock" issued by a corporation incorporated under the Laws of the United States of America or any State thereof given on the date of such Investment a credit rating of at least Aa by Moody's and AA by S&P, in each case having an investment period not exceeding 50 days; PROVIDED that (i) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (ii) the aggregate amount of all such Investments does not exceed $15,000,000; and

               (h) a readily redeemable "money market mutual fund" sponsored by a bank described in clauses (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and having on the date of such Investment total assets of at least $1,000,000,000.

          "CERTIFICATE OF A RESPONSIBLE OFFICIAL" means a certificate signed by a Responsible Official of the Person providing the certificate.

          "CHANGE IN CONTROL" means any transaction or series of related transactions (a) occurring when the Company Guaranty is in effect (including during any period of reinstatement)(i) in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the Common Stock, (ii) in which any such Unrelated Person or Unrelated Persons acting in concert acquire beneficial ownership of 20% or more of the Common Stock subsequent to the Closing Date and (A) at the first election for the board of directors of the Company subsequent to such acquisition, individuals who prior to such election were directors of the Company cease for any reason (OTHER THAN death, incapacity or disqualification under any Gaming Law) to constitute 50% or more of the board of directors of the Company or (B) if the terms of all directors of the Company do not expire at the date of such first election, then at the second election for the board of directors of the Company subsequent to such acquisition, individuals who prior to such first election were directors of the Company cease for any reason (OTHER THAN death, incapacity or disqualification under any Gaming Law) to constitute 50% or more of the board of directors of the Company, or (iii) constituting a "change in control" or other similar occurrence under documentation evidencing or governing any Indebtedness of Company of $25,000,000 or more which results in an obligation of Company to prepay, purchase, offer to purchase, redeem or defease such Indebtedness, or (b) occurring at any time which result in the failure of the Company for any reason to own, directly or indirectly, 90% of the outstanding membership interests in Borrower owned by the Company as of the Closing Date.

          "CLOSING DATE" means the time and Business Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Lenders of the date that is the Closing Date.

          "CO-AGENT" means The First National Bank of Chicago. The capacity of the Co-Agent is titular in nature, and the Co-Agent shall have no rights and duties under the Loan Documents over and above those of the other Lenders by reason of this title.

          "CODE" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

          "COMMITMENT" means, subject to Sections 2.5, 2.6, 2.7 and 2.8 and 11.15, $150,000,000. As of the Closing Date, the respective Pro Rata Shares of the Lenders with respect to the Commitment are set forth in
     Schedule 1.1.

          "COMMITMENT FEE RATE" means (a) as of each date of determination when the Company Guaranty is in effect (including during any period of reinstatement), the per annum rate set forth below (expressed in basis points) opposite the Company Rating Level then in effect:



               COMPANY RATING LEVEL          COMMITMENT FEE RATE MARGIN
               --------------------          --------------------------
                       I                             17.50
                       II                            20.00
                       III                           22.50
                       IV                            25.00
                       V                             30.00;



     and (b) as of each date of determination when the Company Guaranty is not in effect, the per annum rate forth below (expressed in basis points) opposite the Total Debt Ratio in effect as of the last day of the Fiscal Quarter ending immediately prior to the first day of the then current Pricing Period:


              Total Debt Ratio              Commitment Fee Rate
              ----------------              -------------------
     Less than or equal to 1.00:1.00              22.50
     Greater than 1.00:1.00                       25.00


          "COMMON STOCK" means the common stock of the Company or its successor by merger.

          "COMPANY" means Mandalay Resort Group, a Nevada corporation formerly known as Circus Circus Enterprises, Inc., its successors and permitted assigns.

          "COMPANY DEBT RATINGS" means, as of each date of determination, the higher of the two credit ratings, actual or implicit, assigned to (a) senior unsecured Indebtedness of the Company by S&P and Moody's or (b) in the event a credit rating is issued for the Company Loan Agreement is issued by either such rating agency service, the bank debt credit rating assigned to the Indebtedness evidenced by the Company Loan Agreement by such rating agency service. For the purposes of this Agreement, each change in such a rating shall be deemed effective five Business Days following the official announcement thereof by the relevant rating agency service.

          "COMPANY GUARANTY" means the continuing guaranty of the Obligations to be executed and delivered by the Company on the Closing Date in favor of the Administrative Agent, in form and substance satisfactory to the Administrative Agent, in connection with this Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, extended, supplanted or as reinstated from time to time in accordance with Section 11.25(c).

           "COMPANY LOAN AGREEMENT" means (a) the Amended and Restated Loan Agreement dated as of May 23, 1997 among the Company, the Banks party thereto, and Bank of America, as Issuing Bank and Administrative Agent, as heretofore amended and as the same may from time to time be further supplemented, modified, amended, renewed or extended, and (b) in the event that the obligations under the Agreement described in clause (a) are hereafter repaid and the lending commitments thereunder are terminated, each other senior credit agreement entered into by the Company providing for credit facilities in excess of $500,000,000.

          "COMPANY RATING LEVEL" means, as of each date of determination, the Company Rating Level set forth below opposite the then prevailing Company Debt Ratings, PROVIDED that in the event that Moody's and S&P assign Company Debt Ratings which are at different Levels, the higher of the two ratings shall apply:


              Company Debt Ratings               Company Rating Level
              --------------------               --------------------
              BBB+/Baa1 or higher                       I
              BBB/Baa2                                  II
              BBB-/Baa3                                 III
              BB+/Ba1                                   IV
              Lower than BB+/Ba1                        V



          "COMPANY SUBORDINATED DEBT" means Indebtedness of Borrower to the Company having a final maturity which is after the Maturity Date, having no payments due prior to that maturity date, which is subject to a Subordination Agreement, and which has representations, warranties, covenants and defaults which are no less favorable to the Company than those contained herein and which are otherwise acceptable to the Administrative Agent.

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit B, properly completed and signed on behalf of Borrower by a Senior Officer of Borrower.

     "CONFIDENTIAL OFFERING MEMORANDUM" means the Confidential Offering
     Memo dated April, 1999 delivered to the Lenders in connection with this Agreement.

          "CONTINGENT GUARANTY" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, INCLUDING any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well", "make-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; PROVIDED, HOWEVER, that the term Contingent Guaranty shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Guaranty is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith, PROVIDED that the amount of any Contingent Guaranty consisting of a "keep-well", "make well" or other similar arrangement shall be deemed to be zero unless and until Borrower or its Restricted Subsidiaries are required to make payment with respect thereto (and shall thereafter be deemed to be the amount required to be paid, but only during the period in which such payment is required to be made).

          "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

          "CREDITORS" means, collectively, the Administrative Agent, the Issuing Lender, each Lender and, where the context requires, any one or more of them.

          "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

          "DEFAULT" means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

          "DEFAULT RATE" means the interest rate prescribed in Section 3.9.

          "DESIGNATED DEPOSIT ACCOUNT" means a deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to the Administrative Agent.

          "DESIGNATED EURODOLLAR MARKET" means, with respect to any Eurodollar Rate Loan, (a) the London Eurodollar Market, or (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in the Cayman Islands Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the Cayman Islands Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the Cayman Islands Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of Borrower and the Requisite Lenders.

          "DEVELOPMENT AGREEMENT" means the Amended and Restated Development Agreement dated as of April 9, 1998 among Borrower, the City of Detroit and The Economic Development Corporation of the City of Detroit, as the same may be amended from time to time.

          "DISPOSITION" means the sale, transfer or other disposition of any asset of Borrower or any of its Restricted Subsidiaries (including the sale, transfer or other disposition of the stock or other equity interest of any Restricted Subsidiary of Borrower) OTHER THAN any sale, transfer or other disposition (i) of inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or any of its Restricted Subsidiaries, (ii) of equipment or other assets sold or otherwise disposed of where substantially similar equipment or other similar assets in replacement thereof have theretofore been acquired, or thereafter within 90 days is acquired, in each case by Borrower or any of its Restricted Subsidiaries, or (iii) to Borrower or a Restricted Subsidiary of Borrower.

          "DISQUALIFICATION" means, with respect to any Lender or any holder of Subordinated Debt:

               (a) the failure of that Person timely to file pursuant to applicable Gaming Laws (i) any application or other papers requested of that Person or required by any Gaming Board or Gaming Laws required of that Person as a lender to Borrower or (ii) any required application or other papers in connection with determination of the suitability of that Person as a lender to Borrower;

               (b) the withdrawal by that Person (EXCEPT where requested or permitted by the Gaming Board) of any such application or papers; or

               (c) any determination by the Executive Director of the Michigan Gaming Control Board or by a Gaming Board pursuant to applicable Gaming Laws (i) that such Person is "unsuitable" as a lender to Borrower, (ii) that such Person shall be "disqualified" as a lender to Borrower, (iii) denying the issuance to that Person of any license or other approval required under applicable Gaming Laws to be held by all lenders to Borrower making the type of loans referred to in this Agreement, or (iv) otherwise denying or conditioning the issuance of any license required for the conduct of gaming operations at the Temporary Project on the basis of that such Person is a Lender.

          "DISTRIBUTION" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (i) the retirement, redemption, purchase, or other acquisition for Cash or for Property by such Person of any such security, (ii) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (iii) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (iv) any other payment in cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

          "DOCUMENTATION AGENT" means Comerica Bank. The capacity of the Documentation Agent is titular in nature, and the Documentation Agent shall have no rights and duties under the Loan Documents over and above those of the other Lenders by reason of this title.

          "DOLLARS" or "$" means United States dollars.

          "EBITDA" means, for any fiscal period (a) Net Income, PLUS (b) any extraordinary loss reflected in Net Income, MINUS (c) any extraordinary gain reflected in Net Income, PLUS (d) depreciation, amortization and all other non-cash expenses, PLUS (e) Interest Expense, PLUS (f) the aggregate amount of federal and state taxes on or measured by income (whether or not payable during that period), PLUS (g) Pre-Opening Expenses, in each case for Borrower and its Restricted Subsidiaries during that period and as determined in accordance with Generally Accepted Accounting Principles and only to the extent deducted in the determination of Net Income for that period.

          "ELIGIBLE ASSIGNEE" means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more (or, in the case of any such institution headquartered within the State of Michigan, $25,000,000), (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (INCLUDING a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; PROVIDED that (I) each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to
     Section 11.22 and (II) to the extent required under applicable Gaming Laws, each Eligible Assignee must be approved by all applicable Gaming Boards and must not be the subject to a Disqualification as of the time of a proposed assignment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

          "EURODOLLAR BUSINESS DAY" means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

          "EURODOLLAR BASE RATE" means, with respect to any Eurodollar Rate Loan, the average of the interest rates per annum (rounded upward, if necessary, to the next 1/16 of 1%) at which deposits in Dollars are offered by Bank of America to prime banks in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two Eurodollar Business Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance made by Bank of America with respect to such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period.
     The determination of the Eurodollar Base Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

          "EURODOLLAR LENDING OFFICE" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

          "EURODOLLAR MARGIN" means (a) as of each date of determination when the Company Guaranty is in effect (including during any period of reinstatement), the interest rate margin set forth below (expressed in basis points) opposite the Company Rating Level then in effect:




              COMPANY RATING LEVEL               EURODOLLAR RATE MARGIN
              --------------------               ----------------------
                       I                                 87.50
                       II                               100.00
                       III                              112.50
                       IV                               137.50
                       V                                162.50;



     and (b) as of each date of determination when the Company Guaranty is not in effect, the interest rate margin set forth below (expressed in basis points) opposite the Total Debt Ratio in effect as of the last day of the Fiscal Quarter ending immediately prior to the first day of the then current Pricing Period:



       Total Debt Ratio                        Eurodollar Rate Margin
       ----------------                        ----------------------
       Less than or equal to 1.00:1.00                112.50
       Greater than 1.00:1.00                         137.50


          "EURODOLLAR MARKET" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

          "EURODOLLAR OBLIGATIONS" means eurocurrency liabilities, as defined in Regulation D.

          "EURODOLLAR PERIOD" means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; PROVIDED that:

               (a) The first day of any Eurodollar Period shall be a Eurodollar Business Day;

               (b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Business Day; and

               (c)  No Eurodollar Period shall extend beyond the Maturity Date.

          "EURODOLLAR RATE" means, with respect to any Eurodollar Rate Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of one percent) determined pursuant to the following formula:


                  Eurodollar        Eurodollar Base Rate
                                    --------------------
                     Rate      =    1.00 - Eurodollar Reserve
                                    Percentage


          "EURODOLLAR RATE ADVANCE" and "EURODOLLAR RATE LOAN" mean, respectively, an Advance made hereunder and specified to be a Eurodollar Rate Advance or Loan in accordance with Article 2.

          "EURODOLLAR RESERVE PERCENTAGE" means, with respect to any Eurodollar Rate Loan, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date the Eurodollar Base Rate for that Eurodollar Rate Loan is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve require-

     ment) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") having a term comparable to the Eurodollar Period for such Eurodollar Rate Loan. The determination by the Administrative Agent of any applicable Eurodollar Reserve Percentage shall be conclusive in the absence of manifest error.

          "EVENT OF DEFAULT" shall have the meaning provided in Section 9.1.

          "EXCLUDED PROPERTY" means, as of each date of determination, that portion of the Real Property (including both fee and leasehold interests) owned or leased by Borrower in the vicinity of the Temporary Project which is not subject to the Mortgages or to a new mortgage delivered pursuant to
     Section 5.12. The property described on Exhibit A to the Mortgages as of the Closing Date is not Excluded Property.

          "FEDERAL FUNDS RATE" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent. For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

          "FISCAL QUARTER" means the fiscal quarter of Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

          "FISCAL YEAR" means the fiscal year of Borrower consisting of a twelve month fiscal period ending on each December 31.

          "FIXED CHARGES" means, for any period and without duplication, all of Borrower's (a) required payments of principal with respect to Indebtedness (including Capital Lease Obligations), (b) Interest Expenses paid or payable in cash, (c) Distributions made pursuant to Sections 6.5(b) to the extent paid in cash, (d) Maintenance Capital Expenditures, and (e) Restricted Payments, in each case for that period determined in accordance with Generally Accepted Accounting Principles, consistently applied.

          "FIXED CHARGE COVERAGE RATIO" means, as of the last day of any fiscal quarter, the ratio of EBITDA to Fixed Charges, in each case for the four fiscal quarter period then ended, PROVIDED that as of the last day of each of the first three full Fiscal Quarters following the Opening Date, EBITDA and Fixed Charges shall be determined on the basis of the results of operations of the Borrower and its Restricted Subsidiaries for the period beginning on the Opening Date and ending on the last day of each such Fiscal Quarter.

          "GAMING BOARD" means, collectively, the Michigan Gaming Control Board and any other Governmental Agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Company, the Borrower or any Subsidiary of the Company or Borrower within its jurisdiction or over the Temporary Project or the Permanent Project, or before which an application for licensing to conduct such activities is pending.

          "GAMING LAWS" means the Michigan Gaming Control and Revenue Act, the administrative rules promulgated thereunder, and all other Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Company, Borrower and any Subsidiary of the Company or Borrower within its jurisdiction.

          "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "CONSISTENTLY APPLIED," as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

         "GOVERNMENT SECURITIES" means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

         "GOVERNMENTAL AGENCY" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof,
     (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal.

         "HAZARDOUS MATERIALS" means substances defined as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., or as hazardous, toxic or pollutant pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Waste Control Law, California Health & Safety Code Section 25100, et seq., or in any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

         "HAZARDOUS MATERIALS LAWS" means all federal, state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials applicable to any of the Real Property.

         "INDEBTEDNESS" means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services (excluding trade and other accounts payable and deferred payments under employment agreements in the ordinary course of business in accordance with customary trade terms), INCLUDING any Contingent Guaranty for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the lesser of the amount of such indebtedness or the value of such assets, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person, and (f) to the extent of the net defined credit committed with respect thereto, any obligations of such Person under a Swap Agreement, marked to market on a quarterly basis.

         "INTANGIBLE ASSETS" means assets that are considered intangible assets under Generally Accepted Accounting Principles, INCLUDING customer lists, goodwill, computer software, copyrights, trade names, trademarks and patents.

         "INTEREST DIFFERENTIAL" means, with respect to any prepayment of a Eurodollar Rate Loan on a day prior to the last day of the applicable Eurodollar Period and with respect to any failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in any Request for Loan, (a) the per annum interest rate payable pursuant to Section 3.1(c) with respect to the Eurodollar Rate Loan MINUS (b) the Eurodollar Rate on, or as near as practicable to the date of the prepayment or failure to borrow for, a Eurodollar Rate Loan commencing on such date and ending on the last day of the Eurodollar Period of the Eurodollar Rate Loan so prepaid or which would have been borrowed on such date.

         "INTEREST EXPENSE" means, as of the last day of any fiscal period, the SUM OF (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under Generally Accepted Accounting Principles, PLUS (b) the portion of rent paid or payable (without duplication) for that fiscal period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

         "INVESTMENT" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, INCLUDING any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "ISSUING LENDER" means, subject to Section 10.8, Bank of America, when acting in its capacity as Issuing Lender under any of the Loan Documents, or any successor Issuing Lender.

         "LAWS" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

         "LANDLORD" means D.A.T.T. Incorporated, a Michigan corporation, and its successors and assigns.

         "LEAD ARRANGER" means Banc of America Securities, L.L.C. The Lead Arranger shall have no obligations under this Agreement or the other Loan Documents.

         "LEASE" means that certain Building Lease dated July 2, 1998 between the Landlord and Marian Ilitch, not personally but solely on behalf of an entity to be formed, as assigned to Borrower.

         "LEASE INDEMNITY" means a Lease Indemnity executed by the Company on the Closing Date, substantially in the form of Exhibit C, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

         "LETTER OF CREDIT" means any letter of credit issued by the Issuing Lender pursuant to Section 2.4, either as originally issued or as the same may from time to time be supplemented, modified, amended, renewed or extended in accordance with the terms hereof.

         "LETTER OF CREDIT FEE" means (a) as of each date of determination when the Company Guaranty is in effect (including during any period of reinstatement), the per annum rate set forth below (expressed in basis points) opposite the Company Rating Level then in effect:



   COMPANY RATING LEVEL               LETTER OF CREDIT FEE RATE
     I                                   87.50
     II                                 100.00
     III                                112.50
     IV                                 137.50
     V                                  162.50;


     and (b) as of each date of determination when the Company Guaranty is not in effect, the per annum rate set forth below (expressed in basis points) opposite the Total Debt Ratio in effect as of the last day of the Fiscal Quarter ending immediately prior to the first day of the then current Pricing Period:


TOTAL DEBT RATIO                      LETTER OF CREDIT FEE RATE
Less than or equal to 1.00:1.00              112.50

Greater than 1.00:1.00                       137.50



         "LICENSE REVOCATION" means the denial, revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued or proposed to be issued by any Gaming Board covering any casino or gaming facility of Borrower and its Restricted Subsidiaries.

         "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, INCLUDING any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (OTHER THAN a precautionary financing statement with respect to a lease or other agreement that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

         "LOAN" means the aggregate of the Advances made at any one time by the Lenders pursuant to Article 2.

         "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Company Guaranty, the Lease Indemnity, the Mortgages (and any amendments thereto or new mortgages delivered pursuant to Section 5.12), the Security Agreement, any Request for Loan, any Request for Letter of Credit, any Compliance Certificate and any other instruments, documents or agreements of any type or nature hereafter executed and delivered by the Company, Borrower or any of its Subsidiaries to the Administrative Agent or any other Creditor in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

         "MAINTENANCE CAPITAL EXPENDITURE" means a Capital Expenditure made following the Opening Date for the maintenance, repair, restoration or refurbishment of the

     Temporary Project, but EXCLUDING any Capital Expenditure which adds to or further improves the Temporary Project.

         "MARGIN STOCK" means "margin stock" as such term is defined in Regulation U.

         "MATERIAL ADVERSE EFFECT" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), assets or business operations of Borrower and its Restricted Subsidiaries, taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower and its Restricted Subsidiaries, taken as a whole, to perform the Obligations.

         "MATERIAL DOCUMENTS" means the Lease and the Borrower's Operating Agreement, as in effect on the Closing Date.

         "MATURITY DATE" means the earliest to occur of (i) October 31, 2003, (ii) the date which is forty-two months after the Opening Date, and (iii) the date upon which the Permanent Project is first open for gaming customers.

         "MONTHLY PAYMENT DATE" means the last day of each calendar month.

         "MOODY'S" means Moody's Investor Service, Inc., its successors and assigns.

         "MORTGAGE" means each of the Mortgages executed by Borrower on the Closing Date in favor of Administrative Agent concerning the Temporary Project, substantially in the form of Exhibit D, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

         "MORTGAGEE WAIVER" means a Mortgagee Waiver executed on or prior to the Closing Date in favor of the Administrative Agent by each mortgagee with respect to the fee underlying the Lease, substantially in the form of Exhibit E, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

         "MULTIEMPLOYER PLAN" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

         "NEGATIVE PLEDGE" means a Contractual Obligation that contains a covenant binding on Borrower or any of its Restricted Subsidiaries that prohibits Liens on any of its or their Property, OTHER THAN (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 6.8 which affects only the Property that is the subject of such permitted Lien and
     (b) any such covenant that does not apply to Liens securing the Obligations.

         "NET INCOME" means, with respect to any fiscal period, the consolidated net income of Borrower and its Restricted Subsidiaries for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

         "NOTE" means the promissory note made by Borrower to a Lender evidencing the Advances under that Lender's Pro Rata Share, substantially in the form of Exhibit F, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

         "OBLIGATIONS" means all present and future obligations of every kind or nature of Borrower or any Party at any time and from time to time owed to the Creditors or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, INCLUDING obligations of performance as well as obligations of payment, and INCLUDING interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against the Company, Borrower or any Restricted Subsidiary.

         "OPENING DATE" means the first date upon which the Temporary Project is open for business to gaming patrons.

         "OPINIONS OF COUNSEL" means the favorable written legal opinions of
     (a) Wolf, Block, Schorr and Solis-Cohen, LLP, (b) Jones Vargas, local Nevada counsel to Borrower and the Company, and (c) Fraser, Trebilcock, Davis & Foster P.C., local Michigan counsel to Borrower, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

         "OUTSTANDING OBLIGATIONS" means, as of each date of determination, and giving effect to the making of any such credit accommodations requested on that date, the SUM of (i) the aggregate principal amount of the outstanding Loans, PLUS (ii) the Aggregate Effective Amount of all Letters of Credit.

         "PARTY" means any Person other than Creditors which now or hereafter is a party to any of the Loan Documents.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

         "PENSION PLAN" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), OTHER THAN a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its Subsidiaries or to which Borrower or any of its Subsidiaries contributes or has an obligation to contribute.

         "PERMANENT PROJECT" means a permanent hotel and casino project the majority of which is owned, directly or indirectly by the Company, the Borrower or an Unrestricted Subsidiary, and located in the Detroit, Michigan area on a site other than the site of the Temporary Project.

         "PERMITTED ENCUMBRANCES" means:

              (a) Inchoate Liens incident to construction or maintenance of Real Property; or Liens incident to construction or maintenance of Real Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment or which are bonded over, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

              (b) Liens for taxes and assessments on and similar charges with respect to Real Property which are not yet delinquent such that interest or penalties have begun to accrue or any enforcement action has been commenced with respect thereto; or Liens for taxes and assessments on Real Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no material Real Property is subject to a material risk of loss or forfeiture;

              (c) defects and irregularities in title to any Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

              (d) easements, exceptions, dedications, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, driveways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Real Property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such Real Property for the purposes for which it is or may reasonably be expected to be held;

              (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

              (f) rights granted, reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Real Property;

              (g) rights granted, reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

              (h) present or future zoning laws, building codes and ordinances, zoning restrictions, or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

              (i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, PROVIDED that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture;

              (j) covenants, conditions, and restrictions affecting the use of Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

              (k) rights of tenants under leases and rental agreements covering Real Property entered into in the ordinary course of business of the Person owning such Real Property;

              (l) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

              (m) Liens consisting of pledges or deposits of property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower or a Subsidiary of Borrower is a party as lessee, PROVIDED the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

              (n) Liens consisting of deposits of property to secure bids made with respect to, or performance of, contracts (OTHER THAN contracts creating or evidencing an extension of credit to the depositor) in the ordinary course of business;

              (o) Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

              (p) Liens consisting of deposits of property to secure statutory obligations of Borrower or a Subsidiary of Borrower in the ordinary course of its business;

              (q) Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Subsidiary of Borrower is a party in the ordinary course of its business;

              (r) Liens created by or resulting from any litigation or legal proceeding involving Borrower or a Subsidiary of Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture;

              (s) other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Borrower and its Subsidiaries, taken as a whole; and

              (t) any matters disclosed on Schedule B to the policies of title insurance delivered to the Administrative Agent pursuant to
          Section 8.1 and matters disclosed to the Administrative Agent on the preliminary title reports issued with respect to such policies but not shown on such policies, including without limitation the possible rights of certain heirs of deceased persons who were the owners of portions of the real property underlying the proposed parking garage for the temporary casino.

          "PERMITTED RIGHT OF OTHERS" means a Right of Others consisting of
     (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Encumbrance, (iii) the subordination of a lease or sublease in favor of a financing entity and
     (iv) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

         "PERSON" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or otherwise.

         "PLANS AND BUDGET" means the plans, specifications, construction budget, construction plan and timetable prepared by or for Borrower, as the same may be amended or supplemented from time to time, all of which plans and specifications describe the construction of the Temporary Project.

         "PRE-OPENING EXPENSES" means, with respect to any fiscal period, the amount of expenses (OTHER THAN Interest Expenses) classified as "pre-opening expenses" on the applicable financial statements of Borrower and its Restricted Subsidiaries for such period, prepared in accordance with Generally Accepted Accounting Principles consistently applied.

         "PRICING PERIOD" means the period beginning on the Closing Date and ending on August 31, 1999, and each subsequent period of three calendar months ending on the last day of each February, May, August and November.

         "PROJECTIONS" means the financial projections contained in the Confidential Offering Memorandum.

         "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "PRO RATA SHARE" means, with respect to each Lender, the percentage of the Commitment held by that Lender. The Pro Rata Share of each Lender as of the Closing Date is set forth opposite the name of that Lender on Schedule 1.1.

         "QUARTERLY PAYMENT DATE" means each March 31, June 30, September 30, and December 31.

         "QUALIFIED SWAP AGREEMENTS" means, as of each date of determination, those Swap Agreements to which Borrower and its Restricted Subsidiaries are party which have a term which is not greater than the related Indebtedness of Borrower or such Subsidiary and as to which Borrower's independent auditors have accorded hedge accounting treatment in accordance with Generally Accepted Accounting Principles.

         "REAL PROPERTY" means, as of any date of determination, all real property then or theretofore owned, leased or occupied by Borrower or any of its Restricted Subsidiaries.

         "REDUCTION AMOUNT" means, subject to Section 2.5(b), (i) for the first four Reduction Dates, an amount equal to $12,500,000, (ii) for the fifth through and including the tenth Reduction Dates, an amount equal to $15,000,000, and (iii) for the eleventh Reduction Date, an amount equal to $10,000,000.

         "REDUCTION DATE" means (a) the earlier of (i) June 30, 2001, and
     (ii) the last day of the first Fiscal Quarter which ends one year or more after the Opening Date, and (b) each Quarterly Payment Date thereafter.

         "REFERENCE RATE" means the rate of interest publicly announced from time to time by Bank of America in San Francisco, California, as its "reference rate" or the similar prime rate or reference rate announced by any successor Administrative Agent. Bank of America's reference rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Reference Rate announced by Bank of America or any successor Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

         "REGULATION D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

         "REGULATIONS T, U AND X" means Regulations T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

         "REQUEST FOR LETTER OF CREDIT" means a written request for a Letter of Credit substantially in the form of Exhibit G, together with any forms of application for letter of credit required by the Issuing Lender, in each case signed by a Responsible Official of Borrower on behalf of Borrower and properly completed to provide all information required to be included therein.

         "REQUEST FOR LOAN" means a written request for a Loan substantially in the form of Exhibit H, signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

         "REQUIREMENT OF LAW" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

         "REQUISITE LENDERS" means (a) as of any date of determination if the Commitment is then in effect, Lenders having in the aggregate 51% or more of the Commitment then in effect and (b) as of any date of determination if the Commitment has then been terminated, Lenders holding 51% of the Outstanding Obligations.

         "RESPONSIBLE OFFICIAL" means (a) when used with reference to a Person other than an individual, any cor-porate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of another Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such other Person.

         "RESTRICTED PAYMENTS" means, for any Fiscal Quarter and without duplication, the sum of all (a) Capital Expenditures made by Borrower and its Restricted Subsidiaries with respect to the Permanent Project,
     (b) Distributions made by Borrower and its Restricted Subsidiaries (other than Distributions by Restricted Subsidiaries made to Borrower), and (c) Investments made in any Unrestricted Subsidiaries, in each case during that Fiscal Quarter and net of the amount of (i) any Investments made in Borrower by its members in cash during that Fiscal Quarter, whether in the form of any equity Investment or Company Subordinated Debt, and (ii) any Indebtedness incurred by Borrower and its Subsidiaries to finance construction of the Permanent Project which is then permitted by Section 6.9.

         "RESTRICTED SUBSIDIARY" means each Subsidiary of Borrower not properly designated as an Unrestricted Subsidiary promptly upon its acquisition or formation by Borrower.

         "RIGHT OF OTHERS" means, as to any Property in which a Person has an interest, any legal or equitable ownership right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, INCLUDING any option or right to acquire a Lien; PROVIDED, however, that (a) any covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person, (b) any provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right, and (c) any residual rights held by a lessor or vendor of Property, shall not be deemed to constitute a Right of Others.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., its successors and assigns.

         "SALE AND LEASEBACK" means, with respect to any Person, the sale of Property owned by that Person (the "Seller") to another Person (the "Buyer"), together with the substantially concurrent leasing of such Property by the Buyer to the Seller.

         "SALE AND LEASEBACK OBLIGATION" means, with respect to any Sale and Leaseback and as of any date of determination, the present value of the aggregate monetary obligations of the lessee under the lease of the Property which is the subject of such Sale and Leaseback (discounted at the interest rate implicit in such lease, compounded semiannually) for the then remaining term of such lease (treating all extension options exercisable by the lessor as having been exercised, but deeming the lease terminated as of the earliest date upon which the lessee has the option to do so); PROVIDED that such monetary obligations shall exclude amounts payable in respect of maintenance, repairs, insurance, taxes, assessments, utilities and similar charges.

         "SECURITY AGREEMENT" means the Security Agreement executed by Borrower as of the Closing Date, as the same may from time to time be supplemented, modified, amended, renewed, extended, supplanted or replaced.

         "SENIOR MANAGING AGENT" means Societe Generale. The capacity of the Senior Managing Agent is titular in nature, and the Senior Managing Agent shall have no rights and duties under the Loan Documents over and above those of the other Lenders by reason of this title.

         "SENIOR OFFICER" means Borrower's or the Company's, as applicable,
     (a) chief executive officer, (b) president, (c) chief financial officer,
     (d) treasurer, (e) general manager, and (f) controller.

         "SPECIAL EURODOLLAR CIRCUMSTANCE" means the application or adoption after the date hereof of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders.

         "STANDBY LETTER OF CREDIT" means each Letter of Credit OTHER THAN any Letter of Credit which is a commercial Letter of Credit. The determination by the Issuing Lender of which Letters of Credit are Standby Letters of Credit shall be conclusive in the absence of manifest error.

         "SUBORDINATED DEBT" means any Indebtedness of Borrower which is subordinated in right of payment to the Obligations pursuant to subordination provisions which are acceptable to the Requisite Lenders in the exercise of their sole discretion, and includes any Company Subordinated Debt.

         "SUBORDINATION AGREEMENT" means a Subordination Agreement hereafter executed by the Company with respect to Company Subordinated Debt, substantially in the form of Exhibit I, and in any event in a form which is acceptable to the Administrative Agent, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

         "SUBSIDIARY" means, as of any date of determination and with respect to any Person, any corporation, partnership or limited liability company (whether or not, in the case of any of the foregoing, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or a limited liability company, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

         "SWAP AGREEMENT" means a written agreement between Borrower and one or more financial institutions providing for the "swap" of interest rate payment obligations with respect to any Indebtedness.

         "TEMPORARY PROJECT" means the proposed design, development, construction and operation by Borrower and its Restricted Subsidiaries of a temporary casino on the property described in the Mortgages, together with all facilities incidental thereto.

         "TOTAL DEBT" means, as of any date of determination, the SUM (without duplication) of (a) the outstanding principal Indebtedness of Borrower and its Restricted Subsidiaries for borrowed money (INCLUDING debt securities issued by Borrower or any of its Restricted Subsidiaries) on that date, other than any Qualified Swap Agreements, PLUS (b) the aggregate amount of all Capital Lease Obligations of Borrower and its Restricted Subsidiaries on that date, PLUS (c) all obligations in respect of letters of credit or other similar instruments for which Borrower or any of its Restricted Subsidiaries are account parties or are otherwise obligated, (other than trade letters of credit and letters of credit in support of gaming tax and other regulatory obligations), PLUS (d) the aggregate amount of all Contingent Guarantees and other similar contingent obligations of Borrower and its Restricted Subsidiaries with respect to any of the foregoing to the extent classified as a liability on their respective balance sheets under Generally Accepted Accounting Principles, and PLUS (e) any obligations of Borrower or any of its Restricted Subsidiaries to the extent that the same are secured by a Lien on any of the assets of Borrower or its Restricted Subsidiaries.

         "TOTAL DEBT RATIO" means, as of the last day of each Fiscal Quarter, the RATIO OF (a) Average Total Debt on that date, to (b) EBITDA for the four Fiscal Quarter period ending on that date.

         "TO THE BEST KNOWLEDGE OF" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Responsible Official of that Person).

         "TYPE", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

         "UNRELATED PERSON" means any Person OTHER THAN (a) a Subsidiary of Borrower or (b) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.

         "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Borrower engaged primarily in the business of the design, ownership, construction, and operation of the Permanent Project and not engaged in such businesses with respect to the Temporary Project, PROVIDED that each Unrestricted Subsidiary shall be designated as such by Borrower in a writing delivered to the Administrative Agent prior to its initial capitalization.

         "YEAR 2000 ISSUE" means failure of computer software, hardware and firmware systems, and equipment containing embedded computer chips, to properly receive, transmit, process, manipulate, store, retrieve, re-transmit or in any other way utilize data and information due to the occurrence of the year 2000 or the inclusion of dates on or after January 1, 2000.

         1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

         1.3 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, EXCEPT as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the covenants contained in Sections 6.12 and 6.13 would then be calculated in a different manner or with different components,
(a) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections during the 90 day period following any such change in Generally Accepted Accounting Principles if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change.

         1.4 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

         1.5 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

         1.6 REFERENCES TO "BORROWER AND ITS SUBSIDIARIES". Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

         1.7 MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                  Article 2
                                    LOANS


          2.1  LOANS-GENERAL.

          (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through and including the Maturity Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the then applicable Commitment, make Advances in Dollars to Borrower in such amounts as Borrower may request PROVIDED that, giving effect to such Advances, the Outstanding Obligations shall not exceed the Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Commitment without premium or penalty.

          (b) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a Eurodollar Rate Loan, the Eurodollar Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for loan purportedly made by a Responsible Official of Borrower, which hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

          (c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Eurodollar Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m., California local time, on the date specified for any Loan (which must be a Business Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

          (d) Unless the Requisite Lenders otherwise consent, each Loan shall be an integral multiple of $500,000 and shall be not less than $1,000,000.

          (e) The Advances made by each Lender shall be evidenced by that Lender's Note.

          (f) A Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

          (g) If no Request for Loan (or telephonic request for loan referred to in the second sentence of Section 2.1(b), if applicable) has been made within the requisite notice periods set forth in Sections 2.2 or 2.3 in connection with a Loan which, if made and giving effect to the application of the proceeds thereof, would not increase the outstanding principal Indebtedness evidenced by the Notes, then Borrower shall be deemed to have requested, as of the date upon which the related then outstanding Loan is due pursuant to Section 3.1(e)(i), a Base Rate Loan in an amount equal to the amount necessary to cause the outstanding principal Indebtedness evidenced by the Notes, to remain the same and, subject to Section 8.3, the Lenders shall make the Advances necessary to make such Loan notwithstanding Sections 2.1(b), 2.2 and 2.3.

          (h) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Lenders, as the case may be, shall make available to the Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

          2.2 BASE RATE LOANS. Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m. California local time, on the date which is one Business Day prior to the date (which must be a Business Day) of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as a Eurodollar Rate Loan pursuant to Section 2.3.

          2.3  EURODOLLAR RATE LOANS.

          (a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., California local time, at least three Eurodollar Business Days before the first day of the applicable Eurodollar Period.

          (b) On the date which is two Eurodollar Business Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

          (c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than ten Eurodollar Rate Loans shall be outstanding at any one time.

          (d) No Eurodollar Rate Loan may be requested during the existence of a Default or Event of Default.

          (e) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

          2.4  LETTERS OF CREDIT.

          (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the day prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Commitment as Borrower may request by a Request for Letter of Credit; PROVIDED that giving effect to all such Letters of Credit, (i) the Outstanding Obligations shall not exceed the Commitment, and (ii) the Aggregate Effective Amount under all outstanding Letters of Credit shall not exceed $10,000,000. Each Letter of Credit shall be in a form acceptable to the Issuing Lender. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, no Letter of Credit shall have a term which exceeds one year or which extends beyond the Maturity Date.

          (b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least five Business Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders, of the amount and terms thereof.

          (c) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in an amount equal to that Lender's Pro Rata Share. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share, reimburse the Issuing Lender promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

          (d) Borrower agrees to pay to the Issuing Lender an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one (1) Business Day after demand made by the Issuing Lender therefor (which demand the Issuing Lender shall make promptly and in any event shall make upon the request of the Requisite Lenders), together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Base Rate Loans for three Business Days and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Lenders have not reimbursed the Issuing Lender pursuant to Section 2.4(c), the interest amount of any such payment shall be for the account of the Issuing Lender. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.4(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower for reimbursement of principal and interest under this Section 2.4(d) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender reimbursed the Issuing Lender) with respect to such claim. The Issuing Lender shall promptly make available to the Administrative Agent, which will thereupon remit to the appropriate Lenders, in immediately available funds, any amounts due to the Lenders under this Section.

          (e) Borrower may, pursuant to a Request for Loan, request that Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.4(d) and, for this purpose, the conditions precedent set forth in

Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

          (f) If Borrower fails to make the payment required by Section 2.4(d) within the time period therein set forth, in lieu of the reimbursement to the Issuing Lender under Section 2.4(c) the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, cause Advances to be made by the Lenders under the Commitment in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

          (g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

          (h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower's obligations shall not be affected by any of the following circumstances:

               (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

              (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

             (iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Lender or any other Creditor, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

              (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

               (v) payment by the Issuing Lender under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

              (vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

             (vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

            (viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

              (ix) any failure or delay in notice of shipments or arrival of any Property;

               (x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

              (xi) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

             (xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

            (xiii) so long as the Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit (and no payment is made by the Issuing Lender with respect to presentations made after the expiration date of the Letter of Credit or in amounts greater than the amount thereof), the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit;

             (xiv) so long as the Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

              (xv) where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever.

          (i) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.6, MUTATIS MUTANDIS.


          2.5  VOLUNTARY REDUCTION OF COMMITMENT.

          (a) Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five Business Days prior written notice to the Administrative Agent, voluntarily to reduce or to terminate, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $500,000 but not less than $1,000,000, all or a portion of the then undisbursed portion of the Commitment, PROVIDED that any such reduction or termination shall be accompanied by (i) payment of all accrued and unpaid commitment fees with respect to the portion of the Commitment being reduced or terminated, and (ii) in the event that a prepayment results from any such reduction or termination, any amounts payable pursuant to
Section 3.1(f)(iv) as a result of such prepayment. The Administrative Agent shall promptly notify the Lenders of any reduction of the Commitment under this Section.

          (b) Any voluntary reduction of the Commitment under this Section shall be applied to reduce the Reduction Amount on such Reduction Dates as may be specified by Borrower or, if no such specification is made at the time of such voluntary reduction, to reduce the Reduction Amount for the most remote Reduction Date (to the extent of such reduction) and thereafter to earlier Reduction Dates (to the extent not previously applied) in the inverse order of their occurrence.

          2.6 SCHEDULED REDUCTIONS OF COMMITMENT. Subject to Section 2.5, on each Reduction Date, the Commitment shall automatically be permanently reduced by the then applicable Reduction Amount.

          2.7 OPTIONAL TERMINATION OF COMMITMENT. Following the occurrence of a Change in Control during any period in which the Company Guaranty is in effect (including during any period of reinstatement), the Requisite Lenders may in their sole and absolute discretion elect, during the sixty day period immediately subsequent to the LATER OF (a) such occurrence and (b) the EARLIER of (i) receipt of Borrower's written notice to the Administrative Agent of such occurrence and (ii) if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent and the Lenders have actual knowledge thereof, to terminate the Commitment. In any such case the Commitment shall be terminated effective on the date which is sixty days subsequent to the date of written notice from the Administrative Agent to Borrower thereof, and (i) to the extent that there is then any Indebtedness evidenced by the Notes, the same and all other amounts payable under the Loan Documents shall be immediately due and payable, and (ii) to the extent that any Letters of Credit are then outstanding, Borrower shall provide cash collateral for the same.

          2.8  MANDATORY TERMINATION OF COMMITMENT.   The Commitment shall
automatically terminate upon the occurrence of a Disposition consisting of all or substantially all of the assets of Borrower, and (i) to the extent that there is then any Indebtedness evidenced by the Notes, the same and all other amounts payable under the Loan Documents shall be immediately due and payable, and (ii) to the extent that any Letters of Credit are then outstanding, Borrower shall provide cash collateral for the same.

          2.9 ADMINISTRATIVE AGENT'S RIGHT TO ASSUME FUNDS AVAILABLE FOR ADVANCES. Unless the Administrative Agent shall have been notified by any Lender no later than the Business Day prior to the funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender's portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent.
The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative

Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

                                 Article 3
                             PAYMENTS AND FEES


    3.1  PRINCIPAL AND INTEREST.

         (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

         (b)  Interest accrued on each Base Rate Loan on the last Business
Day of each calendar month, and interest accrued as of the date of any termination of the Commitments, shall be due and payable on that day. EXCEPT as otherwise provided in Section 3.9, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate PLUS the Base Rate Margin. Each change in the interest rate under this
Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.

         (c) Interest accrued on each Eurodollar Rate Loan on the last Business Day of each calendar month, and on the date of any prepayment thereof pursuant to Section 3.1(f), shall be due and payable on that day. EXCEPT as otherwise provided in Sections 3.1(d) and 3.9, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan PLUS the Eurodollar Margin.

         (d) During the existence of a Default or Event of Default, the Requisite Lenders may determine that any or all then outstanding Eurodollar Rate Loans shall be converted to Base Rate Loans. Such conversion shall be effective upon notice to Borrower from the Requisite Lenders (or from the Administrative Agent on behalf of the Requisite Lenders) and shall continue so long as such Default or Event of Default continues to exist.

         (e) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

              (i) the principal amount of each Eurodollar Rate Loan shall be payable on the last day of the Eurodollar Period for such Loan;

              (ii) the amount, if any, by which the Outstanding Obligations at any time exceed the Commitment shall be payable immediately, and shall be applied to the Notes; and

              (iii) the principal Indebtedness evidenced by the Notes shall in any event be payable on the Maturity Date.

         (f) The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, EXCEPT that with respect to any voluntary prepayment under this Section 3.1(f), (i) any partial prepayment shall be in an integral multiple of $500,000 but not less than $1,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 9:00 a.m., California local time one Business Day before the date of prepayment in the case of a Base Rate Loan, and three Business Days, in the case of a Eurodollar Rate Loan, before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid and (iv) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.8(d).

    3.2 ARRANGEMENT FEE. On the Closing Date, Borrower shall pay to the Administrative Agent, for the sole account of the Lead Arranger, an arrangement fee in the amount heretofore agreed upon by letter agreement between Borrower and the Lead Arranger. Such arrangement fee is for the services of the Lead Arranger in arranging the credit facilities under this Agreement and is fully earned when paid. The arrangement fee is earned as of the date hereof and is nonrefundable.

    3.3 UPFRONT FEES. On the Closing Date, Borrower shall pay to the Administrative Agent, for the respective accounts of the Lenders, upfront fees in the respective amounts set forth in the Confidential Offering Memorandum. Such participation/extension fees are for the credit facility committed by each Lender under this Agreement and are fully earned when paid. The participation/extension fees paid to each Lender are solely for its own account and are nonrefundable.

    3.4 COMMITMENT FEES. From the Closing Date, Borrower shall pay to the Administrative Agent, for the respective accounts of the Lenders, pro rata according to their Pro Rata Share, a commitment fee equal to (a) the Commitment Fee Rate per annum TIMES (b) the amount by which the Commitment exceeds the SUM of the average daily outstanding principal Indebtedness evidenced by the Notes PLUS the average daily Aggregate Effective Amount of all Standby Letters of Credit, in each case for the period from the Closing Date or the most recent Quarterly Payment Date. Commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date, on the date upon which all or any portion of the Commitment is terminated pursuant to Sections
2.7 or 2.8 (with respect to the amount so terminated) and on the Maturity
Date.

    3.5 LETTER OF CREDIT FEES. Concurrently with the issuance of each Letter of Credit, Borrower shall pay a letter of credit issuance fee to the Issuing Lender, for the sole account of the Issuing Lender, in an amount set forth in a letter agreement between Borrower and the Issuing Lender. Each letter of credit issuance fee is nonrefundable. On each Quarterly Payment Date and on the Maturity Date, Borrower shall also pay to the Administrative Agent in arrears, for the ratable account of the Lenders in accordance with their Pro Rata Share, standby letter of credit fees in an amount equal to the Letter of Credit Fee per annum TIMES the average daily Aggregate Effective Amount of all Standby Letters of Credit for the period from the Closing Date or the most recent Quarterly Payment Date. All standby letter of credit fees shall also be non-refundable.

    3.6 AGENCY FEES. Borrower shall pay to the Administrative Agent an agency fee in such amounts and at such times as heretofore agreed upon by letter agreement between Borrower and the Administrative Agent. The agency fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

    3.7 INCREASED COMMITMENT COSTS. If any Lender shall determine that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling the Lender, with any request, guidelines or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within five Business Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement. Each Lender shall endeavor to assure that each demand made of Borrower under this Section affords treatment to Borrower which is substantially similar to that which such Lender affords to its other similarly situated customers.

    3.8  EURODOLLAR COSTS AND RELATED MATTERS.

         (a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall:

              (1) subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, EXCLUDING, with respect to each Creditor, and any Affiliate or Eurodollar Lending Office thereof,
         (i) taxes imposed on or measured in whole or in part by its net income, gross income or gross receipts or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on gross income (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on gross income for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by
         Section 11.22, to the extent such forms are then required by applicable Laws;

              (2) impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (INCLUDING, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, BUT EXCLUDING the Eurodollar Reserve Percentage taken into account in calculating the Eurodollar Rate), special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office; or

              (3) impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition materially affecting any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise materially affect any of the same;

and the result of any of the foregoing, as determined by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (assuming such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, PROVIDED THAT such Lender makes demand upon Borrower (with a copy to the Administrative Agent) within 90 days following the date upon which it becomes aware of any such event or circumstance, Borrower shall within five Business Days pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). Borrower hereby indemnifies each Lender against, and agrees to hold each Lender harmless from and reimburse such Lender within five Business Days after demand for (without duplication) all costs, expenses, claims, penalties, liabilities, losses, legal fees and damages incurred or sustained by each Lender in connection with this Agreement, or any of the rights, obligations or transactions provided for or contemplated herein, as a result of the existence or occurrence of any Special Eurodollar Circumstance. A statement of any Lender claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be materially disadvantageous to such Lender. If any Lender claims compensation under this Section, Borrower may at any time, upon at least four Eurodollar Business Days' prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section through the date of such payment PLUS any prepayment fee required by Section 3.8(d), pay in full the affected Eurodollar Rate Advances of such Lender or request that such Eurodollar Rate Advances be converted to Base Rate Advances. To the extent that any Lender which receives any payment from Borrower under this Section later receives any funds which are identifiable as a reimbursement or rebate of such amount from any other Person, such Lender shall promptly refund such amount to Borrower.

         (b) If the existence or occurrence of any Special Eurodollar Circumstance shall, in the opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances with Eurodollar Periods corresponding to the Eurodollar Loans of which such Eurodollar Rate Advances were a part on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), PROVIDED that in such event the conversion shall not be subject to payment of a prepayment fee under
Section 3.8(d). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Administrative Agent under this
Section 3.8(b), and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this
Section 3.8(b) shall promptly
notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

         (c)  If, with respect to any proposed Eurodollar Rate Loan:

              (1) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

              (2) the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Rate Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

         (d) Upon payment or prepayment of any Eurodollar Rate Advance, (OTHER THAN as the result of a conversion required under Section 3.1(d) or 3.8(b)), on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the failure of a Lender to make an Advance) to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrower shall pay to the appropriate Lender within five Business Days after demand a prepayment fee or failure to borrow fee, as the case may be, (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the SUM of:

            (1) principal amount of the Eurodollar Rate Advance prepaid or not borrowed, as the case may be, TIMES the quotient of (A) the number of days between the date of prepayment or failure to borrow, as applicable, and the last day in the applicable Eurodollar Period, DIVIDED BY (B) 360, TIMES the applicable Interest Differential (PROVIDED that the product of the foregoing formula must be a positive number); PLUS

              (2) all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender's determination of the amount of any prepayment fee payable under this Section 3.8(d) shall be conclusive in the absence of manifest error.

    3.9 LATE PAYMENTS. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Creditor is not paid when due or, at the option of the Requisite Lenders, when any Event of Default has occurred and remain continuing, the Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Base Rate PLUS the Base Rate Margin PLUS 2%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (INCLUDING, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

    3.10 COMPUTATION OF INTEREST AND FEES. Computation of interest on Base Rate Loans calculated with reference to the Reference Rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on Base Rate Loans calculated by reference to the Federal Funds Rate, and on Eurodollar Rate Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such latter calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

    3.11 NON-BUSINESS DAYS. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

    3.12  MANNER AND TREATMENT OF PAYMENTS.

         (a) Each payment hereunder (EXCEPT payments pursuant to Sections 3.7, 3.8, 11.3, 11.11 and 11.23) or on the Notes or under any other Loan Document shall be made without setoff, counterclaim, recoupment or other deduction to the Administrative Agent, at the Administrative Agent's Office, for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m., California local time, on the day of payment (which must be a Business Day). All payments received after this deadline shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California local time, on a Business Day and not so made available to the account of a Lender on that Business Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

         (b) Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

         (c) Each Lender shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any Party for any failure to keep such a record.

         (d)  Each payment of any amount payable by Borrower or any other
Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, EXCLUDING, in the case of each Creditor, and any Affiliate or Eurodollar Lending Office thereof, (i) taxes imposed on or measured in whole or in part by its net income, gross income or gross receipts or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on gross income (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on gross income for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.22, to the extent such forms are then required by applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

         3.13 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

         3.14 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Any decision by the Creditors not to require payment of any interest (INCLUDING interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Creditor's right to require full payment of any interest (INCLUDING interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

         3.15 ADMINISTRATIVE AGENT'S RIGHT TO ASSUME PAYMENTS WILL BE MADE BY BORROWER. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

    3.16 FEE DETERMINATION DETAIL. Each Creditor shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to that Creditor under Article 3 has been determined, concurrently with demand for such payment.

    3.17 SURVIVABILITY. All of Borrower's obligations under Sections 3.7 and 3.8 shall survive for ninety days following the date on which the Commitment is terminated and all Loans hereunder are fully paid.

                                   Article 4
                         REPRESENTATIONS AND WARRANTIES


        Borrower represents and warrants to the Creditors, as of the date hereof, as of the Closing Date, and to the extent set forth in Sections 8.2 and 8.3, as of the date of the making of each Advance and the issuance of each Letter of Credit that:

      4.1 EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. Borrower is a limited liability company duly formed, validly existing and in good standing under the Laws of Michigan. The Company is a corporation duly formed, validly existing and in good standing under the Laws of Nevada. Borrower and the Company are duly qualified or registered to transact business and are in good standing in each other jurisdiction in which the conduct of their business or the ownership or leasing of their Properties makes such qualification or registration necessary, EXCEPT where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower and the Company have all requisite limited liability company and corporate power and authority, respectively, to conduct their business, to own and lease their Properties and to execute and deliver each Loan Document to which each is a Party and to perform the Obligations. All outstanding membership interests of Borrower are duly authorized, validly issued, fully paid, non-assessable and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business (it being understood that as of the Closing Date Borrower has not yet obtained a gaming license from the Michigan Gaming Control Board), EXCEPT where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

       4.2 AUTHORITY; COMPLIANCE WITH OTHER AGREEMENTS AND INSTRUMENTS AND GOVERNMENT REGULATIONS. The execution, delivery and performance by Borrower and the Company of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

               (a) Require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such Party;

               (b) Violate or conflict with any provision of such Party's operating agreement, charter, articles of incorporation or bylaws, as applicable;

               (c) Result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

               (d)  Violate any Requirement of Law applicable to such Party;

               (e) Result in a breach by such Party of or constitute a default by such Party under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and neither of Borrower or the Company is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

      4.3  NO GOVERNMENTAL APPROVALS REQUIRED.  EXCEPT as set forth in Schedule
4.3 or previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and its Subsidiaries of the Loan Documents to which any of them is a Party. All authorizations from, or filings with, any Governmental Agency described in
Schedule 4.3 will be accomplished as of the Closing Date or such other date as is specified in Schedule 4.3.

      4.4 SUBSIDIARIES. Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person.

      4.5 COMPANY FINANCIALS; BORROWER'S FINANCIAL STATUS. As of the Closing Date, no Material Adverse Effect has occurred with respect to the Company since January 31, 1999. The Borrower does not have any material liabilities not reflected on the balance sheet contained in the Confidential Offering Memorandum.

      4.6 NO OTHER LIABILITIES. Borrower does not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed and not reflected or disclosed in the pro forma opening balance sheet described in Section 4.5 as of the date thereof.

      4.7 TITLE TO PROPERTY. Borrower and its Restricted Subsidiaries have valid title to the Property reflected in the financial statements described in
Section 4.5, other than immaterial items of Property and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, OTHER THAN Permitted Encumbrances or Permitted Rights of Others, or as permitted by Section 6.8.

      4.8 INTANGIBLE ASSETS. Borrower and its Restricted Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect. Without limitation on the foregoing, Borrower is not legally prohibited from using the name "Motor City Casino" with respect to the Temporary Project. As of the Closing Date, Borrower and its Subsidiaries do not own or possess the right to use any registered trademarks, trade names, copyrights, patents or patent rights.

      4.9 PUBLIC UTILITY HOLDING COMPANY ACT. Neither Borrower nor any Restricted Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      4.10 LITIGATION. EXCEPT for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Restricted Subsidiaries of less than $1,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Restricted Subsidiaries and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Restricted Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Restricted Subsidiaries or any Property of any of them before any Governmental Agency.

      4.11  BINDING OBLIGATIONS.    The Lease constitutes the legal, valid and
binding obligation of each party thereto, enforceable against such party in accordance with its terms, EXCEPT as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion. Each of the Loan Documents to which Borrower or any of its Subsidiaries is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, EXCEPT as enforcement may be limited by Debtor Relief Laws or Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

      4.12 NO DEFAULT. No event has occurred and is continuing that is a Default or Event of Default.

      4.13  ERISA.

            (a)  With respect to each Pension Plan:

                (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

                (ii) such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

                (iii) no "reportable event" (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

                 (iv) neither Borrower nor any of its Subsidiaries has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

            (b) Neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

      4.14 REGULATIONS T, U AND X; INVESTMENT COMPANY ACT. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U or X. Neither Borrower nor any of its Restricted Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

      4.15 DISCLOSURE. No written statement made by a Senior Officer of Borrower to any Creditor in connection with this Agreement, or in connection with any Loan, Advance or Letter of Credit as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

      4.16 TAX LIABILITY. Borrower and its Restricted Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Restricted Subsidiaries, EXCEPT (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes and tax returns so long as no material item or portion of Property of Borrower or any of its Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

      4.17 PROJECTIONS. As of the Closing Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and the Projections are reasonably based on such assumptions. Nothing in this
Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

      4.18 HAZARDOUS MATERIALS. Neither Borrower nor any of its Restricted Subsidiaries at any time has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under the Real Property in any manner that violates any Hazardous Materials Law in any manner which would result in a Material Adverse Effect. No condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect. No Real Property or any portion thereof is or has been utilized by Borrower or any of its Restricted Subsidiaries as a site for the manufacture of any Hazardous Materials. To the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Restricted Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or any of its Restricted Subsidiaries, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

      4.19 GAMING LAWS. Borrower and each of its Subsidiaries are in compliance in all material respects with all Gaming Laws that are applicable to them and their businesses.

      4.20 EXCLUDED PROPERTY. As of each date of determination, (a) all Real Property which is Excluded Property is held by the Borrower or its Restricted Subsidiaries for possible future development and is not essential to or an operationally integral part of the casino operations associated with the Temporary Project, including all material gaming, entertainment, restaurant, parking and other support functions operated by Borrower and its Restricted Subsidiaries with respect to the Temporary Project, and (b) Borrower and its Restricted Subsidiaries have not constructed any material facilities or works of improvement on the Excluded Property.

                              Article 5
                         AFFIRMATIVE COVENANTS
                      (OTHER THAN INFORMATION AND
                        REPORTING REQUIREMENTS)


         So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall, and shall cause each of its Restricted Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

         5.1 PAYMENT OF TAXES AND OTHER POTENTIAL LIENS. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, EXCEPT that Borrower and its Restricted Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due in such a manner that interest or penalties have begun to accrue or any enforcement action has been commenced with respect thereto, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material item or portion of Property of Borrower or any of its Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

         5.2 PRESERVATION OF EXISTENCE. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business, EXCEPT where the failure to so preserve and maintain the existence of any Restricted Subsidiary and such authorizations would not constitute a Material Adverse Effect AND EXCEPT that a merger permitted by Section 6.3 shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties EXCEPT where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

         5.3 MAINTENANCE OF PROPERTIES. Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, EXCEPT that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Restricted Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

         5.4 MAINTENANCE OF INSURANCE. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Restricted Subsidiaries operate.

         5.5 COMPLIANCE WITH LAWS. Comply, within the time period, if any, given for such compliance by the relevant Governmental Agency or Agencies with enforcement authority, with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, EXCEPT that Borrower and its Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

         5.6 INSPECTION RIGHTS. Upon reasonable notice and to the extent permitted by applicable Laws, at any time during regular business hours and as often as requested (but not so as to materially interfere with the business of Borrower or any of its Restricted Subsidiaries), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Restricted Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Restricted Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower.

         5.7 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Restricted Subsidiaries.

         5.8 COMPLIANCE WITH AGREEMENTS. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, EXCEPT for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings, or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

         5.9 USE OF PROCEEDS. Use the proceeds of Loans (a) on the Closing Date, to refinance funds invested prior to the Closing Date by the Company in the Temporary Project, (b) to finance expenses associated with the transactions contemplated herein, (c) to finance design, development and construction expenses associated with the Temporary Project, (d) for working capital and general corporate purposes of Borrower and its Restricted Subsidiaries associated with the Temporary Project.

         5.10 HAZARDOUS MATERIALS LAWS. Keep and maintain all Real Property then owned or leased by Borrower or its Restricted Subsidiaries and each portion thereof (or cause such Real Property to be kept and maintained) in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

         5.11 NEW RESTRICTED SUBSIDIARIES. Concurrently with the formation or acquisition of any Restricted Subsidiary, cause such Restricted Subsidiary to execute and deliver to the Administrative Agent a guarantee of the Obligations and Collateral Documents granting perfected Lien in the Property of such Restricted Subsidiary (and, in the case of any property owned thereby which is associated with the Temporary Project, subject only to Permitted Encumbrances and Liens, Negative Pledges and Rights of Others permitted by Section 6.8), in each case which are in form and substance reasonably acceptable to the Administrative Agent.

         5.12  ADDITIONAL COLLATERAL; THE TEMPORARY PROJECT.

              (a) If Borrower or any Restricted Subsidiary of Borrower acquires any fee or leasehold interest in Real Property (other than the property underlying the

Permanent Project), or hereafter materially improves the Excluded Property or commences operations or opens any material facilities or improvements located on the Excluded Property, Borrower or the relevant Restricted Subsidiary shall execute and deliver to the Administrative Agent, an amendment to the appropriate Mortgage (or, if the Administrative Agent requests, a separate first mortgage with respect thereto in a form reasonably acceptable to the Administrative Agent and in any event providing substantive remedies no less favorable to the Creditors than the Mortgages) prior to the first to occur of the following events:

              (i) the commencement of construction of any such material improvements to any such Property or the commencement of operations or opening of any material facilities or improvements located on such Property which are used in conjunction with the Temporary Project;

              (ii) the submission of any request for release of the Company Guaranty;

              (b) each amendment to the Mortgages (or new mortgage) delivered to the Administrative Agent pursuant to clause (a) of this Section shall be accompanied by the following, in each case at Borrower's sole expense:

              (i) prior to any release of the Company Guaranty, at Borrower's option, either (A) any endorsements to the ALTA policy of lenders title insurance referred to in Section 8.1 as may be reasonably requested by the Administrative Agent, or (B) a new ALTA policy of lenders title insurance concerning such interest in Real Property;

              (ii) concurrently with the delivery of each such amendment to the Mortgages or new mortgage, a "Phase I" environmental report with respect to the underlying Real Property prepared by a qualified independent environmental expert acceptable to the Administrative Agent and having results reasonably satisfactory to the Administrative Agent and the Requisite Lenders; and

              (iii) at any time, such other assurances, insurance certificates, opinions and the like as the Administrative Agent may reasonably request;

    (c)  Until the Opening Date:

              (i) Borrower and its Restricted Subsidiaries shall comply in all material respects with all existing Laws and requirements of all Governmental Agencies having jurisdiction over the Company, Borrower, its Restricted

         Subsidiaries and the Temporary Project, and with all future Laws and requirements that become applicable to the Temporary Project;

              (ii) Subject to applicable Gaming Laws, permit the Administrative Agent, or any Lender, at any reasonable time to enter and visit the Temporary Project for the purposes of performing an appraisal, observing the work of construction and examining all materials, plans, specifications, working drawings and other matters relating to the construction and\or redevelopment thereof; and

              (iii) Promptly pay when due (subject to applicable retentions) or otherwise discharge all claims and Liens for labor done and materials and services furnished in connection with the Temporary Project's construction or redevelopment, EXCEPT for claims contested in good faith by appropriate proceedings, PROVIDED that any such claims are covered by such payment bonds or title insurance policy endorsements as may reasonably be requested by the Administrative Agent.

         5.13 COMPLETION CERTIFICATES. As promptly as practicable following the Opening Date for the Temporary Project, promptly provide the Administrative Agent with:

         (a) a written certificate executed by the primary architect, engineer and contractor and reasonably acceptable to the Administrative Agent certifying that the Temporary Project has been completed in all material respects in accordance with the plans therefor and is ready to be opened for business; and

         (b)  Any endorsements to the title insurance policy referred to in
    Section 8.1(a) as are reasonably requested by the Administrative Agent, at the sole expense of Borrower.

         5.14 YEAR 2000. Borrower shall promptly make, and shall cause each of its Restricted Subsidiaries to promptly make, all required systems changes in computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for Borrower and its Restricted Subsidiaries required as a result of the Year 2000 Issue to permit the proper functioning of such computer systems and other equipment, except to the extent that the failure to take any such action could not reasonably be expected to result in a Default or to have a material adverse effect on the business, financial position, results of operations or prospects of Borrower and its Restricted Subsidiaries, considered as a whole. At the request of any Lender, Borrower shall provide, and shall cause each of its Restricted Subsidiaries to provide, to such Lender reasonable assurance of its compliance with the preceding sentence.

         5.15  TITLE INSURANCE DOCUMENTS.  Borrower shall, on the Closing
Date and monthly thereafter, deliver to First Title Corporation sworn statements and lien waivers and such other documentation as may reasonably be required by First Title Corporation to endorse the policy of title insurance referred to in
Section 8.1(a) to the amounts then expended by Borrower with respect to the Temporary Project.

                                 Article 6
                            NEGATIVE COVENANTS

        So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 11.2, of all of the Lenders) otherwise consents:

  6.1 PAYMENT OF SUBORDINATED DEBT. (a) Pay any principal (INCLUDING sinking fund payments) or any other amount (OTHER THAN scheduled interest payments) with respect to any Subordinated Debt, or purchase or redeem any Subordinated Debt, or (b) pay any scheduled interest on any Subordinated Debt, IF an Event of Default then exists or would result therefrom.

PROVIDED, HOWEVER, that this Section shall not apply to prohibit a Disposition to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by such Disposition, and
(ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance, and PROVIDED FURTHER that nothing in this Section shall apply to restrict the Disposition of any of the equity securities of any Person that holds, directly or indirectly through a holding company or otherwise, an interest in a license issued or proposed to be issued under any Gaming Law to the extent such restriction is unlawful under that Gaming Law.

  6.2 DISPOSITION OF PROPERTY. Make any Disposition of its Property, whether now owned or hereafter acquired, EXCEPT (a) the grant or creation of any Permitted Encumbrance (to the extent that the same constitutes a Disposition) and (b) other Dispositions made during the term of this Agreement in an aggregate amount not in excess of $5,000,000, in each case made when no Event of Default then exists or would result therefrom; PROVIDED, HOWEVER, that this Section shall not apply to prohibit a Disposition to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by such Disposition, and (ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance, and PROVIDED FURTHER that nothing in this Section shall apply to restrict the Disposition of any of the equity securities of any Person that holds, directly or indirectly through a holding company or otherwise, an interest in a license issued or proposed to be issued under any Gaming Law to the extent such restriction is unlawful under that Gaming Law.

  6.3  MERGERS.  Merge or consolidate with or into any Person, EXCEPT:

            (a) mergers and consolidations of a Restricted Subsidiary of Borrower into Borrower (with Borrower as the surviving entity) or of Restricted Subsidiaries of Borrower with each other, PROVIDED that Borrower and each of its Restricted Subsidiaries has executed such amendments to the Loan Documents as the Administrative Agent may reasonably determine are appropriate as a result of such merger; and

           (b) a merger or consolidation of Borrower or any Restricted Subsidiary of Borrower with any other Person, PROVIDED that (i) either (A) Borrower or the Restricted Subsidiary of Borrower is the surviving entity, or
  (B) the surviving entity is a corporation organized under the Laws of a State of the United States of America and, as of the date of such merger or consolidation, expressly assumes, by an instrument satisfactory in form and substance to the Requisite Lenders, the Obligations of Borrower or the Restricted Subsidiary of Borrower, as the case may be, and (ii) giving effect thereto on a pro-forma basis, no Default or Event of Default exists or would result therefrom.

  6.4 HOSTILE TENDER OFFERS. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

  6.5 DISTRIBUTIONS. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, IF an Event of Default then exists or would result therefrom EXCEPT:

           (a) Distributions by any Restricted Subsidiary of Borrower to Borrower; and

           (b) other Distributions made following the Opening Date and when no Default or Event of Default exists or would result therefrom PROVIDED THAT giving PRO FORMA effect to the making of such Distributions (and all other Restricted Payments theretofore made during the then current Fiscal Quarter) as of the last day of the immediately proceeding Fiscal Quarter, the Fixed Charge Coverage Ratio is not less than 1.10:1.00;

PROVIDED, however, that this Section shall not apply to prohibit a Distribution to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by such Distribution and
(ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance.

  6.6  ERISA.

       (a)  At any time, permit any Pension Plan to:

           (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code);

          (ii)    fail to comply with ERISA or any other applicable Laws;

         (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA); or

          (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect.

       (b) Withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

  6.7 CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of the business of Borrower and its Restricted Subsidiaries, taken as a whole.

  6.8 LIENS, NEGATIVE PLEDGES, SALE LEASEBACKS AND RIGHTS OF OTHERS. Create, incur, assume or suffer to exist any Lien, Negative Pledge or Right of Others of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or enter into any Sale and Leaseback with respect to any such Properties EXCEPT:

           (a)  Permitted Encumbrances and Permitted Rights of Others;

           (b)  Liens and Negative Pledges under the Loan Documents;

           (c) Liens on Property having an aggregate value not in excess of $20,000,000 securing Indebtedness (INCLUDING Capital Lease
  Obligations) in an aggregate
  principal amount which is not in excess of $15,000,000 at any time, and Negative Pledges relating to such Property for the benefit of the holders of such Indebtedness PROVIDED that (i) no real property shall be subject to any such Lien or Negative Pledge, and (ii) the monetary limitations set forth in this clause (c) shall be reduced by the amount of Sale Leaseback Obligations under, and the value of the Property subject to, any Sales and Leasebacks entered into pursuant to clause (d), below;

           (d) Sales and Leasebacks of Property having an aggregate value, and with Sale and Leaseback Obligations which are in an amount, which would be permitted under clause (c) above if the same were to be construed as financing transactions;

           (e) Liens, Negative Pledges and Rights of Others in favor of counterparties to agreements, and assignees thereof, entered into by Borrower and its Restricted Subsidiaries in the ordinary course of business on the interests of Borrower and its Restricted Subsidiaries under such agreements and the proceeds thereof, PROVIDED that such Liens, Negative Pledges and Rights of Others shall secure and relate only to restrictions on transfer of the rights of Borrower and its Restricted Subsidiaries to the holders thereof under the relevant agreement; and

           (f) Liens, Negative Pledges and Rights of Others on assets primarily associated with the Permanent Project and not used in connection with the Temporary Project.

PROVIDED, that this Section shall not apply to prohibit the creation of a Lien, Negative Pledge or Right of Others to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by creation of the Lien, Negative Pledge or Right of Others and
(ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance.

  6.9 INDEBTEDNESS AND CONTINGENT GUARANTIES. Create, incur, assume or suffer to exist any Indebtedness or Contingent Guaranty (other than Indebtedness of Restricted Subsidiaries of Borrower to Borrower or another Restricted Subsidiary of Borrower) OTHER THAN:

           (a)  the Obligations;

           (b) purchase money Indebtedness, Capital Lease Obligations and sale leaseback transactions permitted under Sections 6.8(c) and 6.8(d) incurred solely to finance the acquisition of equipment and fixtures and in an aggregate amount not to exceed $15,000,000 at any time; and

           (c)  Company Subordinated Debt.

  6.10 CAPITAL EXPENDITURES. Make, or become legally obligated to make, any Capital Expenditure (including Maintenance Capital Expenditures) except:

           (a) Capital Expenditures for the development and construction of the Temporary Project in a manner which is consistent with the Plans and Budget in an amount which is not greater than $155,000,000;

           (b) Maintenance Capital Expenditures in an annual amount which in an annual amount which does not exceed $10,000,000 (plus any amounts permitted under this clause but not expended in the immediately preceding Fiscal Year);

           (c)  Capital Expenditures made with respect to the Permanent
  Project which are required by the Development Agreement or any requirement of any Gaming Board to be made, PROVIDED that prior to the making of any Capital Expenditure under this clause (c), Borrower shall have received, not more than 90 days prior to the making of such Capital Expenditure, the proceeds of new permanent equity contributions or Subordinated Debt in an amount which is equal to the amount of such Capital Expenditure; and

           (d) other Capital Expenditures made following the Opening Date in connection with the development or construction of the Permanent Project and made when no Default or Event of Default exists or would result therefrom PROVIDED THAT giving PRO FORMA effect to the making of such Capital Expenditures (and all other Restricted Expenditures theretofore made during the then current Fiscal Quarter) as of the last day of the immediately proceeding Fiscal Quarter, the Fixed Charge Coverage Ratio is not less than 1.10:1.00.

  6.11 ACQUISITIONS AND INVESTMENTS. Make any Acquisition or enter into any agreement to make any Acquisition, or suffer to exist any Investment, OTHER THAN:

           (a) Investments in Restricted Subsidiaries engaged in the operation, design, development or construction of the Temporary Project and reasonably related businesses;

           (b)  Investments consisting of Cash Equivalents;

           (c) Investments consisting of advances to members and their respective officers, managers, directors, and employees of Borrower and the Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

           (d) other Investments in Unrestricted Subsidiaries made following the Opening Date and when no Default or Event of Default exists or would result therefrom PROVIDED THAT giving PRO FORMA effect to the making of such Capital Expenditures (and all other Restricted Expenditures theretofore made during the then current Fiscal Quarter) as of the last day of the immediately proceeding Fiscal Quarter, the Fixed Charge Coverage Ratio is not less than 1.10:1.00;

  6.12 MAXIMUM TOTAL DEBT RATIO. Permit the Total Debt Ratio as of the last day of any Fiscal Quarter ending one year or more following the Opening Date, to exceed the ratio set forth opposite that Fiscal Quarter in the matrix below:


          FISCAL QUARTER AFTER OPENING DATE       MAXIMUM RATIO
          Fourth Fiscal Quarter and               1.45:1.00
          Fifth Fiscal Quarter

          Sixth Fiscal Quarter and
          Seventh Fiscal Quarter                  1.20:1.00

          Eighth Fiscal Quarter and
          Ninth Fiscal Quarter                    0.90:1.00

          Tenth Fiscal Quarter and
          Eleventh Fiscal Quarter                 0.60:1.00

          Twelfth Fiscal Quarter and
          Thereafter                              0.30:1.00.

     6.13 MINIMUM FIXED CHARGE COVERAGE RATIO. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter ending one year or more following the Opening Date and when the Company Guaranty is not in effect to be less than 1.10:1.00 (it being understood that Borrower shall report the Fixed Charge Coverage Ratio in its Compliance Certificate for all other Fiscal Quarters for informational purposes).

    6.14 TRANSACTIONS WITH AFFILIATES. Enter into any material transaction of any kind with any Affiliate of Borrower OTHER THAN (a) salary, bonus, employee stock option and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Borrower and expressly authorized by a resolution of the board of directors of Borrower which is approved by a majority of the directors not having an interest in the transaction, (c) transactions between or among Borrower and its Restricted Subsidiaries and
(d) transactions on overall terms, giving effect to all other business arrangements of Borrower and its Restricted Subsidiaries with that Affiliate, at least as favorable to Borrower or its Restricted Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

    6.15 AMENDMENTS TO MATERIAL DOCUMENTS; PLANS AND BUDGET. Amend any Material Document in any respect which increases the rate of payments by Borrower and its Restricted Subsidiaries thereunder or is otherwise materially adverse to the interests of the Creditors, or amend or modify the Plans and Budget in any material respect.

                                Article 7
                   INFORMATION AND REPORTING REQUIREMENTS


     7.1 FINANCIAL AND BUSINESS INFORMATION. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, deliver to the Administrative Agent and the Lenders, at Borrower's sole expense:

              (a) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter, (i) the consolidated balance sheet of Borrower and its Restricted Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for each Fiscal Quarter, a schedule detailing Capital Expenditures and Distributions made during that Fiscal Quarter and the portion of the Fiscal Year ended with such Fiscal Quarter and (ii) the consolidating balance sheets and statements of operations as at and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Restricted Subsidiaries in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

              (b) As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Borrower and its Restricted Subsidiaries as at the end of such Fiscal
     Year and the consolidated statements of operations, shareholders' equity and cash flows, in each case of Borrower and its Restricted Subsidiaries for such Fiscal Year and (ii) consolidating balance sheets and statements of operations, in each case as at and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of KPMG Peat Marwick or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders. Such accountants' report and opinion shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Borrower's financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Section 6.12 and 6.13, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Agreement;

              (c) As soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next three succeeding Fiscal Years (but not past the Maturity Date), INCLUDING for the first such Fiscal Year, projected quarterly consolidated balance sheets, statement of operations and statements of cash flow and, for the remaining three Fiscal Years, projected annual consolidated condensed balance sheets and statements of operations and cash flow, of Borrower and its Restricted Subsidiaries, all in reasonable detail;

              (d) Promptly after request by any Creditor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Restricted Subsidiaries, or any audit of any of them;

              (e) As soon as practicable, and in any event within 30 days after the end of each Fiscal Quarters in each Fiscal Year, a written report, in form and detail mutually acceptable to Borrower and the Administrative Agent, with a narrative report describing the results of operations of Borrower and its Restricted Subsidiaries during such Fiscal Quarter;

              (f) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934 and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section;

              (g) Promptly after the same are available, copies of Borrower's certifications to the Michigan Gaming Control Board of its compliance with minimum internal controls and other requirements of the Michigan Gaming Control Board by or on account of Borrower and any communications to Borrower or any of its Restricted Subsidiaries from any Gaming Board advising it of a material violation of or material non-compliance with, any Gaming Law by Borrower or any of its Restricted Subsidiaries;

              (h) Promptly after request by any Creditor, copies of any other material report or other material document that was filed by Borrower or any of its Restricted Subsidiaries with any Governmental Agency;

              (i) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five Business Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower or any of its Restricted Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

              (j) As soon as practicable, and in any event within two Business Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower or any of its Restricted Subsidiaries are taking or propose to take with respect thereto;

              (k) Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Restricted Subsidiaries that is $5,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Restricted Subsidiaries, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Restricted Subsidiaries under a contract that is not a credit agreement or material lease, which claim is in excess of $5,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike Borrower or any of its Restricted Subsidiaries on a date certain and has taken any affirmative action in furtherance thereof, or
     (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $500,000 or more with respect to Borrower or any of its Restricted Subsidiaries, a written notice describing the pertinent facts relating thereto and what action Borrower or its Restricted Subsidiaries are taking or propose to take with respect thereto;

              (l) At such times as the Company Guaranty is in effect (including during any period of reinstatement), as soon as practicable, and in any event within two Business Days after a Senior Officer of Borrower becomes aware thereof, notice of any change in the Company Debt Ratings from either Moody's or S&P which results in a change in the Company Rating Level;

              (m) At such times as the Company Guaranty is in effect (including during any period of reinstatement), the Company shall deliver to the Lenders all annual and quarterly financial statements of the Company required to be delivered to pursuant to the Company Loan Agreement, concurrently with their delivery to the lenders under the Company Loan Agreement;

              (n) As soon as practicable, and in any event not less than 10 days (or, if acceptable to the Administrative Agent, a shorter period) prior to the proposed effective date thereof, written notice of any proposed material amendment, material modification or material waiver of the material terms and provisions of any of the Material Documents or the Plans and Budget;

              (o) Promptly and in any event within two Business Days following the receipt of Borrower any notices under the Lease stating that it is or may be in default thereunder or otherwise demanding compliance with any terms of the Lease, and concurrently with the delivery by Borrower of any notices to the Landlord under the Lease, copies of such notices; and

              (p) Such other data and information as from time to time may be reasonably requested by any Creditor through the Administrative Agent.

     7.2 COMPLIANCE CERTIFICATES. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall deliver to the Administrative Agent and the Lenders, at Borrower's sole expense, concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed on Borrower's behalf by a Senior Officer of Borrower.

                                   Article 8
                                   CONDITIONS


     8.1 INITIAL ADVANCES, ETC.. The obligation of each Lender to make the initial Advance to be made by it and the obligation of the Issuing Lender to issue the initial Letters of Credit, are each subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

               (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

               (1) at least one executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Lenders and Borrower;

               (2) Notes executed by Borrower in favor of each Lender, each in a principal amount equal to that Lender's Pro Rata Share;

               (3)  the Company Guaranty executed by the Company;

               (4) with respect to Borrower and the Company, such documentation as the Administrative Agent may require to establish the due organization, valid existence and good standing of Borrower and the Company, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, INCLUDING certified copies of articles of organization and amendments thereto, operating agreements and amendments thereto, articles of incorporation and amendments thereto, bylaws and amendments thereto, as applicable, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

               (5)  the Opinions of Counsel;

               (6) the Mortgages executed by Borrower and a related fixture filing in a form suitable for recordation in the real property records of Wayne County, Michigan;

               (7) the Lease Indemnity executed by the Company with respect to the Lease;

               (8)  the Security Agreement executed by Borrower;

               (9) such financing statements on Form UCC-1 and Form UCC1-A executed by Borrower with respect to the Security Agreement as the Administrative Agent may request;

               (10) a certificate of insurance issued by Borrower's insurance carrier or agent with respect to the insurance required to be maintained pursuant to the Mortgages, together with lenders' loss payable endorsements thereof on Form 438BFU or other form acceptable to the Administrative Agent;

               (11) a Certificate of a Senior Officer of Borrower attaching true, correct and complete copies of each of the Material Documents.

               (12) a Request for Loan in compliance with Article 2;

               (13) the fee letter described in Sections 3.2, 3.3 and 3.6;

               (14) such assurances as the Administrative Agent deems appropriate that the relevant Gaming Boards have approved the transactions contemplated by the Loan Documents to the extent that such approval is required by applicable Gaming Laws;

               (15) such assurances as the Administrative Agent deems appropriate that Borrower has obtained, or will in due course obtain, all licenses, permits, and necessary approvals of all relevant Gaming Boards and Governmental Agencies in order to permit the design, development and construction of the Temporary Project in accordance with the Development Agreement (it being understood that no gaming licenses shall be issued by the Michigan Gaming Control Board with respect to the Temporary Project prior to its substantial completion), and that all of such licenses, permits and other approvals are, or shall when necessary be, in full force and effect;

               (16) a Certificate signed by a Senior Officer of Borrower attaching the Plans and Budget; and

               (17) a Certificate of a Responsible Official signed on Borrower's behalf by a Senior Officer of Borrower certifying that the conditions specified in Sections 8.1(d) and 8.1(e) have been satisfied; and

               (18) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require, including without limitation all environmental site assessments as the Administrative Agent may reasonably require and evidence that the Temporary Casino is not located in a special flood hazards zone.

               (b) The arrangement fee, upfront fees and agency fees payable pursuant to Sections 3.2, 3.3 and 3.6 shall have been paid.

               (c) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.

               (d) The representations and warranties of Borrower contained in Article 4 shall be true and correct.

               (e) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and after giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing.

               (f) The Administrative Agent shall have received the written assurance of First American Title Insurance Company (acting through First Title Corporation) that it is prepared to issue its ALTA title policies of lenders title insurance, insuring the Mortgages as first priority mortgages with respect to the Temporary Project in the amount of $75,000,000 (subject to tie-in endorsements as to each such policy), subject to the Lease and those exceptions to title shown on Schedule B thereto and with endorsements to title and such reinsurance commitments as are reasonably acceptable to the Administrative Agent.

               (g) Bank One, Michigan (formerly, NBD Bank) shall have executed and delivered a Mortgagee Waiver with respect to the Temporary Casino project site.

     8.2  ANY INCREASING ADVANCE, ETC.   The obligation of each Lender to make
any Advance which would increase the aggregate principal amount of the outstanding Advances and the obligation of the Issuing Lender to issue each Letter of Credit, is subject to the following conditions precedent:

               (a) giving effect to the requested Loan or Letter of Credit, EXCEPT (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is not a violation of the Loan Documents and (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (OTHER THAN Sections 4.4, 4.6, 4.10, 4.17, and, when the Company Guaranty is not in effect, the representations set forth in Section 4.1 as to the Company) shall be true and correct on and as of the date of the Advance as though made on that date;

               (b) there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or any of its Restricted Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

               (c) the Administrative Agent shall have timely received a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) in compliance with
     Article 2 (or, in the proper case, a Request for Letter of Credit); and

               (d) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Lenders reasonably may require.

     8.3  ANY ADVANCE.  The obligation of each Lender to make any Advance
(OTHER THAN a Base Rate Advance with respect to a Base Rate Loan which, if made, would not increase the outstanding principal Indebtedness evidenced by the Notes), is subject to the conditions precedent that (a) the representations and warranties contained in Sections 4.1, 4.2,

4.3, 4.11, 4.12 (but only with respect to Events of Default) and 4.14 shall be true and correct in all material respects on the date of such Advance as though made on that date except as disclosed by Borrower and approved in writing by the Requisite Lenders, and (b) EXCEPT as provided for in Section 2.1(g), the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable).

                                   Article 9
               EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT


     9.1 EVENTS OF DEFAULT. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

               (a) Borrower (i) fails to pay any principal on any Note, or any portion thereof, on the date when due, (ii) fails to make any payment with respect to any Letter of Credit when required by Section 2.4(d),
     (A) if an Event of Default otherwise then exists, on the date when due or
     (B) if an Event of Default otherwise does not then exist, within one Business Day after the date when due; or

               (b) Borrower fails to pay any interest on any of the Notes, or any fees under Sections 3.4, 3.5 or 3.6, or any portion thereof, within five Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five Business Days after demand therefor; or

               (c) Borrower fails, immediately upon notice from the Administrative Agent, to comply with any of the covenants contained in
     Article 6 (OTHER THAN the covenants contained in Sections 6.6, 6.7, 6.14 and 6.15);

               (d) Borrower fails to comply with Section 7.1(j) in any respect that is materially adverse to the interests of the Lenders; or

               (e) Borrower, any of its Restricted Subsidiaries or any other Party fails to perform or observe any other covenant or agreement (not specified in clauses (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within ten Business Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

               (f) Any representation or warranty of Borrower or any of its Restricted Subsidiaries or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower, its Restricted Subsidiaries or any other Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or

               (g) Borrower or any of its Restricted Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money of $5,000,000 or more, or any guaranty of present or future indebtedness for borrowed money of $5,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money of $5,000,000 or more, or of any guaranty of present or future indebtedness for borrowed money of $5,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

               (h) (i) Borrower fails to pay any present or future installment of rent under the Lease when due (or within any stated grace period), or (ii) Borrower is informed by the Landlord that it has failed to perform or observe any other term, covenant or agreement on its part to be performed or observed under the Lease, or that any event of default has occurred under the Lease, and that as a result of such failure or sufferance the Landlord has the right to terminate the Lease before its scheduled termination (or with the giving of any further notice or the passage of time will have the right to so terminate the Lease unless a cure is timely affected), or (iii) the Lease is otherwise terminated prior to the repayment of the Obligations and the termination of the Commitment (unless Borrower shall have concurrently purchased the fee interest underlying the Lease from the Landlord); or

               (i) At such times as the Company Guaranty is in effect (including during any period of reinstatement), the Company (i) fails to pay the principal, or any principal installment, under the Company Loan Agreement or any other present or future indebtedness for borrowed money of $100,000,000 or more, or any guaranty of present or future indebtedness for borrowed money of $100,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money of $100,000,000 or more, or of any guaranty of present or future indebtedness for borrowed money of $100,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

               (j) Any event occurs which gives the holder or holders of any Subordinated Debt (or an agent or trustee on its or their behalf) the right to declare such indebtedness due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Debt; or

               (k) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind same; or

               (l) A final judgment against Borrower or any of its Restricted Subsidiaries is entered for the payment of money in excess of $5,000,000 (or, at such times as the Company Guaranty is in effect (including during any period of reinstatement), a final judgment against the Company or any of its Significant Restricted Subsidiaries (as defined in the Company Loan Agreement as in effect on the date hereof) is entered for the payment of money in excess of $25,000,000) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or

               (m) Borrower or any of its Restricted Subsidiaries (or, at such time as the Company Guaranty is in effect (including during any period of reinstatement), the Company or any of its Significant
     Restricted Subsidiaries (as defined in the Company Loan Agreement as in effect on the date hereof)) institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conser-vator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

               (n) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

               (o) Any determination is made by a court of competent jurisdiction that any Subordinated Debt is not subordinated in accordance with its terms to the Obligations, PROVIDED THAT for so long as such determination is effectively stayed during any pending appeal the same shall not constitute an Event of Default; or

               (p) Any Pension Plan maintained by Borrower or any of its Restricted Subsidiaries is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA and the result is a Material Adverse Effect; or

               (q) Following the issuance thereof, the occurrence of a License Revocation with respect to a license issued by any Governmental Agency of the State of Michigan that continues for five calendar days.

     9.2 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of the Creditors provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise:

               (a) Upon the occurrence, and during the continuance, of any Event of Default OTHER THAN an Event of Default described in
     Section 9.1(m):

               (1) the commitment to make Advances and all other obligations of the Creditors and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, EXCEPT that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitment and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders; and

               (2) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitment, demand that Borrower deposit cash collateral for all Letters of Credit in the amount thereof with the Issuing Lender and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

               (b)  Upon the occurrence of any Event of Default described in
     Section 9.1(m):

               (1) the commitment to make Advances and all other obligations of the Creditors and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, EXCEPT that all the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitment and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders; and

               (2) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower, and Borrower shall be obligated to immediately deposit cash collateral for all Letters of Credit with the Issuing Lender in the amount thereof.

               (c) Upon the occurrence of any Event of Default, the Creditors, or any of them, without notice to (EXCEPT as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (EXCEPT as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

               (d) In addition to any other rights and remedies, if an Event of Default occurs prior to the Opening Date for the Temporary Project, the Creditors shall have the right, subject to applicable Laws, to take possession of the Temporary Project, whether in person or through a designee or receiver, and take such steps as the Creditors reasonably deem necessary or appropriate to complete construction of the Temporary Project, INCLUDING making any changes to the construction plans, budget or timetable and/or terminating or amending any of the architects contracts, engineering contracts, construction contracts or any other contract or arrangement related to the Temporary Project; PROVIDED, however, that the Administrative Agent shall be responsible for any breach of contract resulting from any such change, termination or amendment. Any such action shall not be construed as an assumption of responsibility by the Creditors to complete the Temporary Project, and such steps may be discontinued at any time. Any such action shall not be construed to make any of the Creditors a partner or joint venturer with Borrower or any of Borrower's Affiliates. All amounts expended by the Creditors for the completion of the Temporary Project shall be deemed additional Advances and shall be secured by the Collateral Documents.

               (e) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Creditors, shall be applied first to the costs and expenses (including attorneys' fees and disbursements and the allocated costs of attorneys employed by the Administrative Agent) of the Creditors, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder and under the Notes, payments shall be applied FIRST, to the costs and expenses of the Creditors, as set forth above, SECOND, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and THIRD, to the payment of all other amounts (including principal and fees) then owing to the Creditors under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

                                   Article 10
                            THE ADMINISTRATIVE AGENT


     10.1 APPOINTMENT AND AUTHORIZATION. Each Creditor hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, EXCEPT as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

     10.2 ADMINISTRATIVE AGENT AND AFFILIATES. Bank of America (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it was not the Administrative Agent, and the term "Lender" or "Lenders" includes Bank of America in its individual capacity. Bank of America (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Restricted Subsidiary thereof, or any Affiliate of Borrower or any Restricted Subsidiary thereof, as if it was not the Administrative Agent and without any duty to account therefor to the Lenders. Bank of America (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

     10.3  PROPORTIONATE INTEREST IN ANY COLLATERAL.  The Administrative
Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (INCLUDING attorneys' fees and disbursements and other professional services and the allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with Sec-tion 9.2(d), each Lender shall have an interest in the Lenders' interest in any collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

     10.4 LENDERS' CREDIT DECISIONS. Each Creditor agrees that it has, independently and without reliance upon the Administrative Agent, any other Creditor or the directors, officers, agents, employees or attorneys of any other Creditor, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Creditor also agrees that it shall, independently and without reliance upon any other Creditor or the directors, officers, agents, employees or attorneys of any other Creditor, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

     10.5  ACTION BY ADMINISTRATIVE AGENT.

           (a) The Administrative Agent and the Issuing Lender may assume that no Default or Event of Default has occurred and is continuing, unless they have received notice from Borrower stating the nature of the Default or Event of Default or have received notice from a Lender stating the nature of the Default or Event of Default and that such Lender considers the Default or Event of Default to have occurred and to be continuing.

           (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

           (c) EXCEPT for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, EXCEPT that the Administrative Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, PROVIDED that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

           (d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2), PROVIDED that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and EXCEPT that if the Requisite Lenders (or all the Lenders, if required under Section 11.2) fail, for five Business Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Creditors.

           (e) The Administrative Agent shall have no liability to any Creditor for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 11.2), notwithstanding any other provision hereof.

     10.6  LIABILITY OF ADMINISTRATIVE AGENT.  Neither the Administrative
Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, EXCEPT for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

                 (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender.

                 (b) May consult with legal counsel (INCLUDING in-house legal counsel), accountants (INCLUDING in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower and/or its Restricted Subsidiaries or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts.

                 (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents.

                 (d) EXCEPT to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Restricted Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or the Property, books or records of Borrower or its Restricted Subsidiaries.

                 (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral.

                 (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

                 (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any Restricted Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, INCLUDING, without limitation, principal, interest, commitment fees, Advances and other amounts; PROVIDED that, promptly upon discovery of such an error in computation, the Creditors (and, to the extent applicable Borrower and/or its Restricted Subsidiaries or Affiliates) shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

     10.7 INDEMNIFICATION. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify and hold the Administrative Agent, the Lead Arranger and their respective directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (INCLUDING, without limitation, attorneys' fees and disbursements and allocated costs of attorneys employed by the Administrative Agent or the Lead Arranger) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent and the Lead Arranger thereunder, EXCEPT such as result from their own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent and the Lead Arranger upon demand for that Lender's Pro Rata Share of any out-of-pocket cost or expense incurred by the Administrative Agent or the Lead Arranger in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (INCLUDING a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party is required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or the Lead Arranger to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of its Restricted Subsidiaries, and the Administrative Agent shall promptly refund to the Lenders any amount for which it is indemnified for which it later receives duplicative reimbursement.

     10.8 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon thirty days notice to the Lenders and Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be approved by Borrower (and such approval shall not be unreasonably withheld). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated (except for any liabilities incurred prior to such termination). After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3, 11.11 and 11.23, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If (a) the Administrative Agent has not been paid its agency fees under Section 3.6 or has not been reimbursed for any expense reimbursable to it under Section 11.3, in either case for a period of at least one (1) year and (b) no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor administrative agent as provided for above.

     10.9 NO OBLIGATIONS OF BORROWER. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to any Creditor in respect of any failure by any Creditor to perform any of its obligations to any other Creditor under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of any Creditor, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

                                 Article 11

                                MISCELLANEOUS


         11.1 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, privileges and remedies of the Creditors provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of any Creditor in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Creditors; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Creditors rights to assert them in whole or in part in respect of any other Loan or Letter of Credit.

         11.2 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

              (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitment or the Pro Rata Share of any Lender or the amount of any Letter of Credit Fee or commitment fee payable to any Lender, or any other fee or amount payable to the Creditors under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee or letter of credit fee;

              (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any commitment fee or letter of credit fee, or to extend the term of the Commitment;

              (c) When any Default or Event of Default exists, to release any Restricted Subsidiary from its obligations under any guarantee entered into by such Restricted Subsidiary pursuant to Section 5.10;

              (d) To amend the provisions of the definition of "REQUISITE LENDERS", Articles 8 or 9 or this Section 11.2 or to amend or waive
         Section 6.4;

              (e) To release either of the Mortgages or any material portion of the Collateral from the Lien of the Loan Documents except for any releases which are expressly provided for in the Loan Documents, provided that when no Default or Event of Default exists, the Administrative Agent may release its Lien upon any Collateral which is sold, transferred or otherwise disposed of by Borrower and its Restricted Subsidiaries in any transaction which is not prohibited by the Loan Documents;

              (f) To release the Company Guaranty or the Lease Indemnity, except in the manner contemplated by Section 11.25; or

              (g) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all of the Creditors.

         11.3 COSTS, EXPENSES AND TAXES. Borrower shall pay upon demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Lead Arranger in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and any amendment thereto or waiver thereof. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Creditors in connection with the refinancing, restructuring, reorganization (INCLUDING a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel

(INCLUDING allocated costs of legal counsel employed by any Creditor), independent public accountants and other outside experts retained by any of the Creditors, whether or not such costs and expenses are incurred or suffered by the Creditors in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Restricted Subsidiary thereof. Such costs and expenses shall also include, in the case of any amendment or waiver of any Loan Document requested by Borrower, the administrative costs of the Administrative Agent and the Issuing Lender reasonably attributable thereto. Borrower shall pay any and all documentary and other taxes, EXCLUDING, in the case of each Creditor and any Affiliate or Eurodollar Lending Office thereof, (i) taxes imposed on or measured in whole or in part by its net income, gross income or gross receipts or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on gross income (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any governmental authority) or (iii) any withholding taxes or other taxes based on gross income for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.22, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Creditors from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Creditors under this Section 11.3 shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

         11.4 NATURE OF LENDERS' OBLIGATIONS. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Creditors or any of them pursuant hereto or thereto may, or may be deemed to, make the Creditors a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only is conditioned upon the performance by all other Lenders of their obligations to make initial Advances. A default by any Lender will not increase the Pro Rata Share attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as a majority in interest of the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Administrative
Agent agrees that it will use its best efforts either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default.

         11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Creditors, notwithstanding any investigation made by the Creditors or on their behalf.

         11.6 NOTICES. EXCEPT as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. EXCEPT as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; or if given by personal delivery, when delivered.

         11.7 EXECUTION OF LOAN DOCUMENTS. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8  BINDING EFFECT; ASSIGNMENT.

              (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Creditors, and their respective successors and assigns, EXCEPT that except as permitted in Section 6.3, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

              (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share and its Notes; PROVIDED that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender having a combined capital and surplus in excess of $100,000,000, shall be approved by each of the Administrative Agent (which approval shall not be unreasonably withheld) and Borrower (which approval shall not be unreasonably withheld and will not be required if an Event of Default has occurred and remains continuing), (ii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Administrative Agent, (iii) EXCEPT in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitment of the assigning Lender, the assignment shall not assign a Pro Rata Share which is less than $3,000,000, (iv) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Assignment Agreement, and (v) any necessary approvals of Michigan Gaming Boards shall have been obtained. Upon the effective date of such Assignment Agreement, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement and the other Loan Documents. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its

Notes) to such assignee Lender, Notes evidencing that assignee Lender's Pro Rata Share, and to the assigning Lender, Notes evidencing the remaining balance Pro Rata Share retained by the assigning Lender.

              (c) By executing and delivering an Assignment Agreement, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or its Restricted Subsidiaries or the performance by Borrower or its Restricted Subsidiaries of the Obligations; (iii) it has received a copy of this Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) it will, independently and without reliance upon any other Creditor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement and the Loan Documents as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

              (d) The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to it. After receipt of a completed Assignment Agreement executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $2,500 from such Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto.

              (e) Each Lender may from time to time grant participations in a portion of its Pro Rata Share to one or more banks or other financial institutions or trusts (INCLUDING another Lender); PROVIDED, HOWEVER, that
(i) such Lender's obligations under the Loan Documents shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose EXCEPT, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8, 11.11 and 11.25 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower and the other Creditors shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation interest shall not restrict an increase in the Commitment, or in the granting Lender's Pro Rata Share, so long as the amount of the participation interest is not affected thereby, and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents OTHER THAN those which (A) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, (D) change the definition of "Requisite Lenders", or (E) increase the Commitment, or the granting Lender's Pro Rata Share, if the amount of the participation interest is affected thereby.

              (f) Notwithstanding anything in this Section to the contrary, the rights of the Lenders to make assignment of, and grant participations in, their Pro Rata Share of the Commitment shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws.

              (g) Notwithstanding anything to the contrary contained herein but subject to the provisions of applicable Gaming Laws, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Sections 2.1, 2.2,
2.3 or 2.5, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, PROVIDED THAT the Granting Lender for each SPC hereby agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section 11.8, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder), PROVIDED THAT neither the consent of the SPC or of any such assignee shall be required for amendments or waivers of provisions of the Loan Documents except for those amendments or waivers for which the consent of participants is required under Section 11.8(e)(vi), and (ii) disclose on a confidential basis (in the same manner described in Section 11.14) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

         11.9 RIGHT OF SETOFF. If an Event of Default has occurred and is continuing, each of the Creditors (but only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and any Property of Borrower in its possession against the Obligations.

         11.10 SHARING OF SETOFFS. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable
Laws: (a) The Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) Such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; PROVIDED that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

         11.11 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless each of the Creditors and the Lead Arranger and their Affiliates, directors, officers, agents, attorneys and employees (collectively the "INDEMNITEES") from and against: (a) Any and all claims, demands, actions or causes of action (EXCEPT a claim, demand, action, or cause of action for any amount excluded from the definition of "Taxes" in Section 3.12(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of its officers, directors or shareholders relating to the Commitment, the use or contemplated use of proceeds of any Loan or Letter of Credit, or the relationship of Borrower and the Creditors under this Agreement; (b) Any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) Any and all liabilities, losses, costs or expenses (INCLUDING attorneys' fees and the allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; PROVIDED that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest, PROVIDED that unless the Indemnitee reasonably determines that allowing Borrower to control the defense thereof would unreasonably expose such Indemnitee to a liability which Borrower is not capable of repaying, Borrower shall have the right to control the defense thereof using counsel for Borrower reasonably acceptable to the Indemnitee, PROVIDED that Borrower shall promptly provide copies of all pleadings to the Indemnitees and shall diligently prosecute the defense of all indemnified claims in good faith. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's prior consent (which shall not be unreasonably withheld). In connection with any claim, demand, action or cause of action covered by this Section against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; PROVIDED, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and FURTHER PROVIDED that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

         11.12 NONLIABILITY OF THE LENDERS. Borrower acknowledges and agrees that:

              (a) Any inspections of any Property of Borrower made by or through the Creditors are solely for purposes of administration of this Agreement and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

              (b) By accepting, furnishing or approving anything required to be observed, performed, fulfilled or given to the Creditors pursuant to the Loan Documents, none of the Creditors shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance, furnishing or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Creditors;

              (c) The relationship between Borrower and the Creditors is, and shall at all times remain, solely that of a borrower and lenders; none of the Creditors shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; none of the Creditors shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; none of the Creditors undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Borrower nor any other Person is entitled to rely thereon; and

              (d) The Creditors shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Creditors harmless from any such loss, damage, liability or claim.

         11.13 NO THIRD PARTIES BENEFITTED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and the Creditors in connection with the Loans and Letters of Credit, and is made for the sole benefit of Borrower, the Creditors, and the Creditors' successors and assigns, and, subject to Section 6.3 successors to Borrower by permitted merger. EXCEPT as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

         11.14 CONFIDENTIALITY. Each Creditor agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, EXCEPT for disclosure: (a) To Affiliates of that Creditor and to other Creditors; (b) To legal counsel and accountants for Borrower or any Creditor; (c) To other professional advisors to Borrower or any Creditor, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14 or has notified such professional advisors of the confidentiality of such information;
(d) To regulatory officials having jurisdiction over that Creditor; (e) To any Gaming Board having regulatory jurisdiction over Borrower or its Restricted Subsidiaries, provided that each Lender agrees to use its best efforts to notify Borrower of any such disclosure unless prohibited by applicable Laws; (f) As required by Law or legal process (PROVIDED THAT the relevant Creditor shall endeavor, to the extent it may do so under applicable Law, to give Borrower reasonable prior notice thereof to allow Borrower to seek a protective order) or in connection with any legal proceeding to which that Creditor and Borrower are adverse parties; and (g) To another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Creditor's interests hereunder or a participation interest in its Notes, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Restricted Subsidiaries reasonably considered by Borrower to be confidential, OTHER THAN (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower to any Person not associated with Borrower without a confidentiality agreement substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of any Creditor to Borrower.

         11.15 REMOVAL OF A LENDER. Borrower shall have the right to remove a Lender as a party to this Agreement pursuant to this Section in the event that such Lender requests compensation under Section 3.7 or Section 3.8 which has not been requested by all other Lenders, by written notice to the Administrative Agent and such Lender within 60 days following any such refusal or request, PROVIDED that no Default or Event of Default then exists. If Borrower is entitled to remove a Lender pursuant to this Section EITHER:

              (a) The Lender being removed shall within five Business Days after such notice execute and deliver an Assignment Agreement covering that Lender's Pro Rata Share in favor of one or more Eligible Assignees designated by Borrower and reasonably acceptable to the Administrative Agent, subject to payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of the Assignment Agreement; or

              (b) Borrower may reduce the Commitment pursuant to Section 2.5 (and, for this purpose, the numerical requirements of such Section shall not apply) by an amount equal to that Lender's Pro Rata Share, pay and provide to such Lender the amount required by clause (a) above and release such Lender from its Pro Rata Share (subject, however, to the requirement that all conditions set forth in Section 8.2 are met as of the date of such reduction and the payment to the other Lenders of appropriate fees for the assumption of that Lender's participation in all Letters of Credit then outstanding), in which case the percentage Pro Rata Shares of the remaining Lenders shall be ratably increased (but without any increase in the Dollar amount of the Pro Rata Shares of such Lenders).

         11.16 FURTHER ASSURANCES. Borrower and its Restricted Subsidiaries shall, at their expense and without expense to the Creditors, do, execute and deliver such further acts and documents as any Creditor from time to time reasonably requires for the assuring and confirming unto the Creditors of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

         11.17 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; PROVIDED that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan
Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         11.18 GOVERNING LAW. EXCEPT to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of Nevada.

         11.19 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         11.20 HEADINGS. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         11.21  TIME OF THE ESSENCE.  Time is of the essence of the Loan
Documents.

         11.22 FOREIGN LENDERS AND PARTICIPANTS. Each Lender, and each holder of a participation interest herein, that is incorporated under the Laws of a jurisdiction other than the United States of America or any state thereof shall deliver to Borrower (with a copy to the Administrative Agent), within twenty days after the Closing Date (or after accepting an Assignment Agreement or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of either

Form 1001 (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (INCLUDING, if reasonably necessary, Form W-9) satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person.

         11.23 HAZARDOUS MATERIAL INDEMNITY. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) each of the Creditors and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the allocated costs of attorneys employed by any of the Creditors, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly, in whole or in part, out of (i) the presence on or under any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on or under any Real Property. The foregoing indemnity shall further apply to any residual contamination on or under any Real Property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Creditors.
Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited corporate obligations of Borrower and shall NOT be secured by any deed of trust on any Real Property. No claim giving rise for indemnification under this Section shall be settled without Borrower's prior written consent, which consent shall not be unreasonably withheld or delayed.

         11.24 GAMING BOARDS. The Creditors agree to comply with all applicable provisions of the Michigan Gaming Control and Revenue Act as amended (including all regulations promulgated thereunder) and otherwise cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrower and its Restricted Subsidiaries, INCLUDING the provision of such documents or other information as may be requested by any such Gaming Board relating to Borrower or any of its Restricted Subsidiaries or to the Loan Documents.

         11.25 RELEASE AND REINSTATEMENT OF THE COMPANY GUARANTY.

              (a) Each of the Lenders hereby agrees that the Company Guaranty may be released (or following any such release, reinstated) upon the written request of the Company submitted to the Administrative Agent in accordance with the procedures set forth in this Section. No release of the Company Guaranty shall imply a release of the Lease Indemnity.

              (b) The Company may request that the Administrative Agent release the Company Guaranty (or, one year after any reinstatement of the Company Guaranty in accordance with clause (c) of this Section, to re-release the Company Guaranty) if, as of the last day of the then most recent Fiscal Quarter for which a Compliance Certificate has been delivered in accordance with
         Section 7.2, all of the following conditions are satisfied:

         (i) as of the last day of such Fiscal Quarter, the Temporary Project has been open for not less than four full Fiscal Quarters;

         (ii) as of the last day of such Fiscal Quarter, EBITDA was in excess of $95,000,000 for the four Fiscal Quarters then ended;

         (iii) as of such date and as of the immediately preceding fiscal quarter, the Fixed Charge Coverage Ratio was in excess of 1.10:1.00;

         (iv) if the Company Guaranty has previously been released and thereafter reinstated in accordance with clause (c) of this Section, not less than one year has passed since such reinstatement;

         (v) Borrower shall have delivered a Certificate to the Administrative Agent, signed by a Senior Officer of Borrower, certifying as to the foregoing and stating that no Default or Event of Default exists as of the date of the issuance of Certificate; and

         (vi)      Borrower shall be in compliance with the provisions of
                   Section 5.12 and shall have caused the issuance of such endorsements to the policy of title insurance delivered to the Administrative Agent pursuant to Section 8.1 as may reasonably requested by the Administrative Agent, including without limitation any modification to Mortgage endorsements as may be required to demonstrate the continued perfection and priority of the Mortgages with respect to the Temporary Project (including any parcels added to the Lien of the Mortgages by amendment thereto).

         Promptly following its receipt thereof, and of any endorsements of the type referred to in clause (vi) above, the Administrative Agent shall deliver the Certificate referred to in clause (iv) above to each of the Lenders and, unless any Lender notifies the Administrative Agent in writing that it disputes the accuracy of such Certificate within the ten Business Day period following its delivery to each of the Lenders, the Administrative Agent shall deliver a written release of the Company Guaranty to the Company (with a copy to the Borrower), whereupon the Company Guaranty shall be deemed released.

             (c) Following the release of the Company Guaranty, at the option of the Company, the Company Guaranty may be reinstated by means of the re-execution of the Company Guaranty, substantially in the form delivered on the Closing Date and in any event in a form acceptable to the Administrative Agent, and the delivery of the same to the Administrative Agent together with any opinions of counsel as the Administrative Agent may reasonably request to confirm the due execution, delivery and valid and binding nature thereof (and pricing shall thereafter be determined on the basis of the Company Debt Rating while the reinstated Company Guaranty remains in effect). While the Company Guaranty may subsequently be re-released in accordance with the procedures set forth in clause (a) of this Section, in no event shall any reinstatement of the Company Guaranty be for a period which is less than one full year (or, if shorter, the period ending on the Maturity
         Date).

         11.26 WAIVER OF RIGHT TO TRIAL BY JURY. EACH SIGNATORY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE SIGNATORIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH SIGNATORY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SIGNATORY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         11.27 PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY OF THE CREDITORS THAT DOES NOT COMPLY WITH
SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                           DETROIT ENTERTAINMENT, L.L.C.


                           By:  Circus Circus Michigan, Inc., authorized member

                           By:                 CHERYL SCOTT DUBE
                                   ----------------------------------------

                                           Cheryl Scott Dube, Esquire
                                   ----------------------------------------
                                            [Printed name and title]


                           Address:

                           1922 Cass Avenue
                           Detroit, Michigan 48226
                           Attn: Cheryl Scott Dube, Esquire

                           Telecopier:   (313) 237-7721
                           Telephone:   (313) 237-5295

                                 BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                 ASSOCIATION, as Administrative Agent

                                 By:             JANICE HAMMOND
                                     ----------------------------------------
                                     Janice Hammond, Vice President

                                 Address:
                                 Bank of America National Trust and
                                 Savings Association
                                 555 South Flower Street
                                 11th Floor
                                 Los Angeles, California 90071
                                 Attn: Janice Hammond
                                 Telecopier:  (213) 228-2299
                                 Telephone:   (213) 228-9861

                                 BANK OF AMERICA NATIONAL TRUST AND
                                 SAVINGS ASSOCIATION, as a Lender


                                 By:               JON VARNELL
                                     ----------------------------------------
                                     Jon Varnell, Managing Director


                                 Address:
                                 Bank of America National Trust and
                                 Savings Association
                                 555 South Flower Street, #3283
                                 Los Angeles, California  90071
                                 Attn:  Jon Varnell, Managing Director
                                 Telecopier:  (213) 228-2641
                                 Telephone:   (213) 228-6181

                                 With a copy to:

                                 Bank of America National Trust and
                                 Savings Association
                                 555 South Flower Street (LA-5777)
                                 Los Angeles, California  90071
                                 Attn:  William Newby, Managing Director
                                 Telecopier:  (213) 228-3145
                                 Telephone:   (213) 228-2438

                                 COMERICA BANK




                                 By:       Eoin P. COLLINS
                                     ----------------------------------------
                                     Eoin P. Collins, Account Officer

                                 Address for notices:

                                 Comerica Bank
                                 500 Woodward Avenue
                                 Detroit, Michigan 48226
                                 Attn.:  Marinda D. Little, Legal
                                 Officer
                                            Corporate Legal - 3391
                                 Facsimile:   (313) 222-3977
                                 Telephone:  (313) 222-3843

                                 SOCIETE GENERALE




                                 By:       DONALD SCHUBERT
                                    -------------------------------------------

                                 Title:    Managing Director
                                       ----------------------------------------

                                 Address for notices:

                                 Societe Generale
                                 2029 Century Park East, Suite 2900
                                 Los Angeles, California 90067
                                 Attn.:  Donald Schubert, Managing Director
                                 Facsimile:   (310) 551-1537
                                 Telephone:  (310) 788-7104

                                 THE FIRST NATIONAL BANK OF CHICAGO




                                 By:       ROBERT SIMON
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------

                                 Address for notices:

                                 The First National Bank of Chicago
                                 One First National Plaza, 11th Floor
                                 Chicago, Illinois 60670
                                 Attn.:  Robert Simon
                                 Facsimile:   (312) 732-4840
                                 Telephone:  (312) 732-8543

                                 NATIONAL CITY BANK




                                 By:       KENNETH R. EHRHARDT
                                    -------------------------------------------

                                 Title:    Vice President
                                       ----------------------------------------

                                 Address for notices:

                                 National City Bank
                                 1900 East Ninth Street, LC 01-2077
                                 Cleveland, Ohio 44114
                                 Attn.: Kenneth R. Ehrhardt
                                 Facsimile:   (248) 901-2033
                                 Telephone:  (248) 901-1402

                                 MICHIGAN NATIONAL BANK




                                 By:       JOHN BEBB
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------

                                 Address for notices:

                                 Michigan National Bank
                                 27777 Inkster Road, 10-36
                                 Farmington Hills, Michigan 48334
                                 Attn.:  John Bebb
                                 Facsimile:   (248) 473-4345
                                 Telephone:  (248) 473-4372

                               FIRST INDEPENDENCE NATIONAL BANK OF
                               DETROIT




                               By:         BARBARA W. WORDEN
                                    -------------------------------------------

                               Title:      Senior Vice President
                                     ------------------------------------------

                               Address for notices:

                               First Independence National Bank of Detroit
                               44 Michigan Avenue
                               Detroit, Michigan 48226
                               Attn.:  Barbara W. Worden, Senior Vice President
                               Facsimile:   (313) 256-8444
                               Telephone:  (313) 256-8420

       Schedule 1.1 - Bank Pro Rata Shares

       Lender                                  Amount              Pro Rata Share*
       Bank of America National Trust
       and Savings Association                 $44,000,000         29.33%

       Comerica Bank                           $30,000,000         20.00%

       Societe Generale                        $25,000,000         16.66%

       The First National Bank of Chicago      $20,000,000         13.33%

       National City Bank                      $15,000,000         10.00%

       Michigan National Bank                  $15,000,000         10.00%

       First Independence National Bank
       of Detroit                              $ 1,000,000          0.66%

       -----------------------------------------------------------------------

       Total                                  $150,000,000        100.00%


       *  repeating decimal